Execution Version

JOINT OWNERSHIP AGREEMENT

for the

CARSON LAKE GEOTHERMAL PROJECT

between

NEVADA POWER COMPANY

and

ORNI 16 LLC

Dated as of

March 12, 2008

i

(cont)

(cont)

(cont)

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Deed
Exhibit C	Form of Assignment and Consent
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of BLM Assignment
Exhibit F	Form of Navy Agreement Assignment
Exhibit G	Monthly Report

SCHEDULES

Schedule 1	Description of the Project and Project Site
Schedule 2	Key Governmental Approvals
Schedule 3	Required Consents and Required Transfer Governmental Approvals
Schedule 4	Key Project Agreements
Schedule 5	Disclosure Schedule

v

JOINT OWNERSHIP AGREEMENT

THIS JOINT OWNERSHIP AGREEMENT, dated as of March 12, 2008 (the “Effective Date”), is made and entered into by and between NEVADA POWER COMPANY, a Nevada corporation (“NPC”) and ORNI 16 LLC, a Delaware limited liability company (“Orni 16”). NPC and Orni 16 are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Orni 16 is currently developing a geothermal energy generating facility in Churchill County, Nevada, southeast of the City of Fallon, that is expected to have a capacity of approximately 40 MW and that will be located on approximately 11,397 acres of land leased or licensed from the Bureau of Land Management and the U.S. Navy, all as specifically described in Schedule 1, attached hereto (the “Project”);

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions upon which the Parties shall jointly develop, construct, own, operate and maintain the Project;

WHEREAS, subject to the satisfaction of conditions precedent set forth herein, NPC shall purchase from Orni 16, and Orni 16 shall sell to NPC, a fifty percent (50%) undivided ownership interest in the Project, including any related assets and real property interests;

WHEREAS, the Parties intend that NPC shall directly utilize its fifty percent (50%) share of the energy produced by the Project and any related energy credits and other environmental attributes, and pursuant to the Power Purchase Agreement (hereinafter defined), as amended by the PPA Amendment (hereinafter defined), acquire Orni 16’s fifty percent (50%) share of the energy produced by the Project and any related energy credits (but excluding any PTCs or ITCs (as such terms are hereinafter defined)) and other environmental attributes; and

WHEREAS, simultaneously with the execution of this Agreement, Ormat Nevada Inc. is providing a guaranty to NPC of the obligations of Orni 16 hereunder (the “ONI Guaranty”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning given to that term in Section 21.02(b)(i).

“Acquisition Closing” means the sale by Orni 16, and the purchase by NPC, of a fifty percent (50%) undivided ownership interest in the Project.

“Acquisition Closing Date” means the date upon which the Acquisition Closing occurs in accordance with the terms of this Agreement.

“Adjustment Statement” has the meaning given to that term in Section 2.01(b)(ii).

“Advance” has the meaning given to that term in Section 10.02(a).

“Affiliate” means any Person that directly, or indirectly through one or more other Persons, Controls or is Controlled by or is under common Control with the Person specified. ONI shall be deemed to be an Affiliate of Orni 16 at all times during any transaction to monetize PTCs.

“Affiliate Contracts” has the meaning given to that term in Section 3.06.

“Agreed Rate” means the lesser of (a) the “Prime rate” for the “U.S.” as published in the “Money Rates” table of The Wall Street Journal from time to time; and (b) the maximum rate of interest permitted by Applicable Law.

“Agreement” means this Joint Ownership Agreement.

“Alternate Representative” has the meaning given to that term in Section 8.01(a).

“Ancillary Services” means any of the services provided by the Project that are ancillary to and coordinated with the supply of Energy and Capacity, including regulation and frequency response, reactive power, operating reserve-spinning, operating reserve-supplemental and any other ancillary services as may be defined and required from time to time by FERC or pursuant to a regulatory protocol applicable to the Project.

“Applicable Law” means any federal, state, local or other law, statute, common law, treaty, code, rule, ordinance, binding directive, regulation, order, judgment, decree, ruling, determination, or Governmental Approval, in each case which is binding on the Project, any Party or any such Party’s property or the Project Manager, Project Company (if any) or other agent of the Parties with respect to the Project.

“Authorized Representative” has the meaning given to that term in Section 8.01(a).

“Bankruptcy Event” means, with respect to any entity, such entity (a) voluntarily files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or proceeding or action commenced against it by its creditors and such petition, proceeding or action is not dismissed within sixty (60) days of the filing or commencement; (b) makes an assignment or any general arrangement for the benefit of creditors; (c) otherwise becomes insolvent, however evidenced; (d) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (e) is generally unable to pay its debts as they fall due.

“BLM Assignment” means the assignment of an undivided fifty percent (50%) ownership interest in the BLM Leases to NPC, pursuant to the Assignment of Record Title in a Lease for Oil and Gas or Geothermal Resources, OMB NO. 1004-0034, substantially in the form of Exhibit E attached hereto.

“BLM Leases” means the following Bureau of Land Management leases: (i) NVN 79103, (ii) NVN 79104, (iii) NVN 79105, and (iv) NVN 79106.

“Books and Records” has the meaning given to that term in Section 9.03(a).

“Business Day” means any day other than Saturday, Sunday and any day that banks are required to close in the State of Nevada.

“Buy/Sell Deadlock” has the meaning given to that term in Section 8.01(i).

“Buy/Sell Notice” has the meaning given to that term in Section 8.01(j).

“Capacity” means the electrical generating capability of the Project.

“Chair” has the meaning given to that term in Section 8.01(e).

“Claiming Party” has the meaning given to that term in Section 21.03(a).

“Claims” means any and all claims, demands, suits, obligations, payments, liabilities, costs, fines, penalties, sanctions, Taxes, judgments, damages, losses and expenses, including reasonable attorneys’ fees and expenses.

“Closing Statement” has the meaning given to that term in Section 2.01(b)(i).

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” means the date that the Project commences commercial operations in accordance with the requirements of the Construction Contract, the Interconnection Agreement and the Power Purchase Agreement.

“Complete Taking” has the meaning given to that term in Section 16.01.

“Condemnation Action” means the taking of any part of the Project as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale or conveyance of any part of the Project under the threat of condemnation.

“Condemnation Award” means any compensatory payment for any Condemnation Action or for any conveyance made in lieu of any Condemnation Action.

“Confidential Information” has the meaning given to that term in Section 21.12(a).

“Construction Account” has the meaning given to that term in Section 6.03(b).

“Construction Activities” means Ormat Construction Activities and Joint Construction Activities.

“Construction Contract” means the turn-key, fixed price engineering, procurement, and construction contract to be entered into between the Parties and the Construction Contractor, pursuant to which the Construction Contractor shall provide engineering, procurement and construction services for the Project.

“Construction Contract Schedule” means the detailed construction schedule to be prepared in connection with the Construction Contract and relating to Joint Construction Activities, as amended, modified, updated or replaced from time to time and approved by the Management Committee.

“Construction Contractor” means ONI or an ONI Affiliate that is guaranteed by ONI.

“Construction Term Sheet” means the term sheet prepared and agreed by the Parties and designated as such, setting forth certain terms and conditions that the Parties expect to incorporate in the Construction Contract unless otherwise agreed by the Parties.

“Contributing Party” has the meaning given to that term in Section 10.02(a).

“Contributions” has the meaning given to that term in Section 10.02(a).

“Control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of a Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise.

“Deadlock” has the meaning given to that term in Section 8.01(i).

“Default Rate” means the lesser of (a) two percent (2%) per annum above the “Prime rate” for the “U.S.” as published in the “Money Rates” table of The Wall Street Journal from time to time; and (b) the maximum rate of interest permitted by Applicable Law.

“Delivery Point” means the point of interconnection between the Project and the electrical transmission network of SPPC, as specified in the Interconnection Agreement.

“Demand” has the meaning given to that term in Section 21.02(b)(i).

“Designated Agreements” has the meaning given to that term in Section 20.03.

“Development Account” has the meaning given to that term in Section 4.01(k).

“Development Activities” means the Ormat Development Activities and the Joint Development Activities.

“Development Period” means the period between the Effective Date and the end of the Joint Development Period.

“Disclosing Party” has the meaning given to that term in Section 21.12(a).

“Dispute” has the meaning given to that term in Section 21.02(a).

“Drilling Activities” means Ormat Drilling Activities and Joint Drilling Activities.

“Drilling Manager” means ONI or an ONI Affiliate that is guaranteed by ONI.

“Drilling Services Framework Agreement” means the drilling services framework agreement to be entered into between the Parties and the Drilling Manager, pursuant to which the Drilling Manager shall, directly or through its subcontractor, undertake and have responsibility for all Joint Drilling Activities for the Project following the Acquisition Closing Date, for a fee consisting of a fixed component and variable component (based on cost plus) as more fully set forth in such agreement.

“Drilling Services Framework Agreement Term Sheet” means the term sheet prepared and agreed by the Parties and designated as such, setting forth certain terms and conditions that the Parties expect to incorporate in the Drilling Services Framework Agreement unless otherwise agreed by the Parties.

“Easements” means all easements, rights of way and other similar real property rights as may be necessary or useful for the ownership, development, construction, operation and maintenance of the Project in accordance with the terms of this Agreement.

“Effective Date” has the meaning given to that term in the first paragraph of this Agreement.

“Energy” means the net amount of electrical energy (measured in kWh or MWh) that is generated by the Project and delivered to the Delivery Point for any period.

“Environmental Law” shall mean any federal, state, local or other law, common law, regulation, rule, ordinance, code, decree, judgment, binding directive, or judicial or administrative order relating to the protection, preservation or restoration of human health, the environment, or natural resources, including any law relating to the releases or threatened releases of Hazardous Substances into any medium (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport and handling of Hazardous Substances.

“Event of Default” has the meaning given to that term in Section 18.01.

“Event of Loss” means damage to, destruction of or other property casualty involving the Project.

“Fair Market Value” has the meaning given to that term in Section 15.05(b).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means, in connection with any transfer of an ownership interest in the Project contemplated by this Agreement, if and to the extent then required by Applicable Law, the order to be issued by the FERC approving (a) such transfer, which order must be reasonably acceptable to both Parties, and (b) the Related Power Purchase Agreement or any amendment thereto in conjunction with such transfer, which order must be reasonably acceptable to NPC.

“Force Majeure” has the meaning given to that term in Section 21.03(a).

“Funds Reconciliation Statement” has the meaning given to that term in Section 10.01(b).

“Geothermal Consultant” means GeothermEx, Inc., or such other geothermal consultant selected by Orni 16 and acceptable to NPC (such acceptance not to be unreasonably delayed or withheld).

“Governmental Approvals” means any licenses, approvals, consents, authorizations or permits of, or filing or registration with, or notification to any Governmental Authority relating to the Project, or any portion thereof.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any domestic state, county, city or other political subdivision or any similar governing entity.

“Hazardous Substance” means: (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs) in regulated concentrations; (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law; and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated as such under any Environmental Law, including the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state statute, as such Environmental Laws may be amended or superseded.

“HSR Waiting Period” means, if and to the extent then required thereunder, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning given to that term in Section 14.01(a).

“Indemnifying Party” has the meaning given to that term in Section 14.01(b).

“Insurance Plan” has the meaning given to that term in Section 15.01.

“Insurance Proceeds” has the meaning given to that term in Section 15.02.

“Integrated Project Plan” means (x) for the period through the Acquisition Closing Date, the Pre-acquisition Period Budget and the conceptual plan prepared by or on behalf of Orni 16, generally setting forth Orni 16’s expected timetable and projected key milestones for

Development Activities, including estimated development costs and drilling costs, and expected Construction Activities, including estimated construction costs, and (y) for the period after the Acquisition Closing Date, an integrated project plan prepared by or on behalf of Orni 16, including the Joint Development Budget, Joint Construction Budget and the Construction Contract Schedule, the Joint Development and Construction Schedule, and the Joint Drilling Schedule, in each case updated as of the Acquisition Closing Date.

“Interconnection Agreement” means the Standard Large Generator Interconnection Agreement to be entered into between the Parties and SPPC, as the transmission company.

“ITCs” means any “energy credit” pursuant to Section 48 of the Code or any credit provided under any successor to such Section.

“Joint Construction Activities” means all activities undertaken by the Parties in connection with the design, engineering, procurement and construction of the Project following the Acquisition Closing Date and the performance of all obligations pursuant to the Construction Contract.

“Joint Construction Budget” means the budget for all Joint Construction Activities, including a line item estimate of Joint Construction Costs, as amended, modified, updated or replaced from time to time and approved by the Management Committee in accordance with Article XI.

“Joint Construction Costs” means the aggregate sum of all costs and expenses to complete the Joint Construction Activities and all amounts payable under the Construction Contract.

“Joint Development Activities” means the activities (including Joint Drilling Activities but excluding Joint Construction Activities) to be undertaken by the Parties during the Joint Development Period in connection with the Project, as more specifically set forth in Sections 4.01 and 4.02 and the Integrated Project Plan.

“Joint Development and Construction Schedule” means the development and construction schedule for Joint Development Activities and Joint Construction Activities prepared by Orni 16 for the Project and approved by the Management Committee, as modified from time to time pursuant to Section 8.02(e).

“Joint Development Budget” means the budget for all Joint Development Activities, as amended, modified, updated or replaced from time to time and approved by the Management Committee in accordance with Article XI.

“Joint Development Costs” means the aggregate sum of all costs and expenses to complete the Joint Development Activities (but excluding Joint Drilling Activities), including all amounts payable under any Project Agreement related to Joint Development Activities (but excluding Joint Drilling Activities) and costs incurred by either Party (in its capacity as an owner of the Project) in connection with the negotiation, preparation or execution of any Project Agreement.

“Joint Development Period” means the period of time commencing after the Acquisition Closing Date and ending on the Commercial Operation Date.

“Joint Drilling Activities” means all activities undertaken in connection with the geothermal drilling activities for the Project’s production and injection wells following the Acquisition Closing Date, including the obligations under the Drilling Services Framework Agreement.

“Joint Drilling Costs” means the aggregate sum of all costs and expenses to complete the Joint Drilling Activities, including all amounts payable under the Drilling Services Framework Agreement.

“Joint Drilling Schedule” means the schedule for Joint Drilling Activities prepared by Orni 16 for the Project and approved by the Management Committee, as modified from time to time pursuant to Section 8.02(e).

“Liens” means any mortgage, lien, pledge, charge, security interest or other encumbrance, including liens for Taxes or assessments, builder, mechanic, warehouseman, materialman, contractor, workman, repairman or carrier liens or other similar liens or claims.

“Management Committee” means the Management Committee established pursuant to Section 8.01(a).

“Material Adverse Effect” means a material adverse effect on (a) the Project or the development, construction, operation or economic viability thereof (accounting for, among other things, any change in the schedule therefor or cost thereof); (b) the ability of the Parties to perform their obligations under this Agreement; (c) the ability of any party to enter into a Project Agreement or perform its obligations under a Project Agreement; (d) the ability to obtain or comply with a Governmental Approval; and (e) the validity or enforceability of this Agreement or any of the Project Agreements, or the rights or remedies of the parties hereunder or thereunder.

“Monthly Reports” has the meaning give to that term in Section 9.01.

“Navy Agreement” means the agreement between Orni 11 LLC and the U.S. Navy, dated December 20, 2005.

“Navy Agreement Assignment” means the assignment of an undivided fifty percent (50%) ownership interest in the Navy Agreement to NPC, substantially in the form of Exhibit F attached hereto.

“Net Available Output” means the net amount of Capacity available from the Project and the Energy, Portfolio Energy Credits, Renewable Energy Benefits, Ancillary Services and all other related products produced by the Project from time to time under the operating conditions then existing, including periods when some or all of the Project may be inoperable. Net Available Output of the Project includes the Portfolio Energy Credits associated with the Project’s station usage of energy.

“Non-Contributing Party” has the meaning given to that term in Section 10.02(a).

“Non-Disturbance Agreement” has the meaning given to that term in Section 20.03.

“NPC” has the meaning given to that term in the first paragraph to this Agreement.

“NPC Lenders” means the Persons making available to NPC funds through loans or other credit facilities.

“NPC Project Financing Agreements” means NPC’s agreements with any NPC Project Lender to provide NPC funds through loans or other credit facilities in connection with its Ownership Interest and its obligations under this Agreement and the Project Agreements.

“NPC Project Lender” means any NPC Lender making available to NPC funds through loans or other credit facilities that are secured only by NPC’s Ownership Interest.

“O&M Agreement” means the agreement to be entered between the Parties and the Operator, pursuant to which the Operator shall provide operation and maintenance services for the Project, for a fee consisting of a fixed component and variable component (based on cost plus) as more fully set forth in such agreement.

“O&M Term Sheet” means the term sheet prepared and agreed by the Parties and designated as such, setting forth certain terms and conditions that the Parties expect to incorporate in the O&M Agreement unless otherwise agreed by the Parties.

“Offer Deadline” has the meaning given to that term in Section 17.02(a).

“Offer Notice” has the meaning given to that term in Section 17.02(a).

“Offer Price” has the meaning given to that term in Section 8.01(j).

“Offered Interest” has the meaning given to that term in Section 17.02(a).

“Offeror” has the meaning given to that term in Section 8.01(j).

“ONI” means Ormat Nevada Inc., a Delaware corporation.

“ONI Guaranty” has the meaning given to that term in the recitals to this Agreement.

“Operating Activities” means all activities undertaken in connection with the operation and maintenance of the Project, including well drillings and workovers, and all other obligations under the O&M Agreement, during the Operating Period.

“Operating Budget” means each budget for Operating Activities, including a line item estimate of Operating Costs, as amended, modified, updated or replaced from time to time and approved by the Management Committee in accordance with Article XI.

“Operating Costs” means the aggregate sum of all costs and expenses for all Operating Activities, including all amounts payable under the O&M Agreement from and after the Commercial Operation Date, including maintenance costs, operating costs, capital expenditures for major maintenance (including well drillings and workovers, and all other capital repairs or replacements), rent payments, lease payments, payments for utilities, costs of obtaining and maintaining any required Governmental Approvals, insurance premiums, licensing fees, property Taxes, administrative and management costs, consulting and professional fees, costs of maintaining any of the Project’s production wells on an on-going basis, and all other fees, expenses and reserves necessary for the use, operation and maintenance of the Project and the conduct of the business of the Parties as tenants-in-common.

“Operating Period” means the period of time commencing on the Commercial Operation Date and ending on the date the Project is retired in accordance with this Agreement.

“Operating Plan” means each plan for the operation and maintenance of the Project, which shall include (a) descriptions of operating and maintenance programs, (b) projected capital repairs and improvements and other major work items for the then forthcoming year, (c) outage and overhaul schedules, (d) availability targets, and (e) any other information or details that the Management Committee may require from time to time, as amended, modified, updated or replaced from time to time and approved by the Management Committee.

“Operator” means ONI or such other operator approved by the Management Committee.

“Operator Manager” has the meaning given to that term in Section 8.03.

“Ormat Construction Activities” means all activities undertaken by Orni 16 or its Affiliates in connection with the design, engineering, procurement and construction of the Project through and including the Acquisition Closing Date which shall include, for the avoidance of doubt, purchase orders for equipment and construction issued by Orni 16 to one or more of its Affiliates.

“Ormat Construction Costs” means the aggregate sum of all costs and expenses to complete the Ormat Construction Activities.

“Ormat Development Activities” means the activities (including Ormat Drilling Activities but excluding Ormat Construction Activities) undertaken by Orni 16 or its Affiliates in connection with the Project through and including the Acquisition Closing Date.

“Ormat Development Costs” means the aggregate sum of all costs and expenses to complete the Ormat Development Activities (but excluding Ormat Drilling Activities), including all amounts payable under any Project Agreement relating to Ormat Development Activities (but excluding Ormat Drilling Activities) and costs incurred by Orni 16 (in its capacity as owner of the Project) in connection with the negotiation, preparation, or execution of any Project Agreement.

“Ormat Drilling Activities” means all activities undertaken by Orni 16 in connection with the geothermal drilling activities for the Project’s production and injection wells through and including the Acquisition Closing Date.

“Ormat Drilling Costs” means the aggregate sum of all costs and expenses to complete the Ormat Drilling Activities.

“Orni 16” has the meaning given to that term in the first paragraph to this Agreement.

“Orni 16 Financing Agreements” means Orni 16’s agreements with any Orni 16 Lender to provide Orni 16 funds through loans or other credit facilities in connection with its Ownership Interest and its obligations under this Agreement and the Project Agreements.

“Orni 16 Lenders” means the Persons providing loans or other credit facilities under the Orni 16 Financing Agreements.

“Ownership Interest” has the meaning given to that term in Section 2.01(a).

“Partial Taking” has the meaning given to that term in Section 16.02.

“Party” and “Parties” have the meaning given to those terms in the first paragraph to this Agreement.

“Permitted Liens” means (a) all matters filed of record, validly existing and affecting a particular asset or property as of the Effective Date; (b) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles; (c) any statutory Lien (including any Liens of carriers, warehousemen, mechanics, materialmen arising in the ordinary course of business by operation of law) with respect to a liability that is not yet due or delinquent or which is being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority; (e) subject to the requirements of Article XX, Liens exclusively on the Ownership Interest of a Party given by such Party as security for the obligations of such Party to the Orni 16 Lenders or NPC Lenders, as the case may be, and which are only enforceable against the Ownership Interest of such Party; and (f) any minor imperfection of title or other Lien which, individually or in the aggregate, would not be reasonably expected to be material.

“Permitted Transfer” has the meaning given to that term in Section 17.03.

“Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, other business organization, trust, union, association or Governmental Authority.

“Personal Taxes” has the meaning given to that term in Section 12.01.

“Portfolio Energy Credit” means a unit of credit which equals one kilowatt-hour of electricity generated, acquired or saved by the Project as calculated by the PUCN operations staff and certified by the PC Administrator pursuant to Nevada Revised Statutes, Chapter 704, Sections 7801 to 7828 (NRS 704.7801 to 704.7828, inclusive) and the regulations promulgated thereunder, as such statutes or regulations may be amended or superseded.

“Power Purchase Agreement” means the Long-Term Firm Power Purchase Agreement, dated as of August 18, 2006, between NPC and Orni 16, pursuant to which Orni 16 shall sell and NPC shall purchase Orni 16’s share of the Net Available Output, as may be amended or modified from time to time.

“PPA Amendment” means the amendment to the Power Purchase Agreement, effective as of the Acquisition Closing, between NPC and Orni 16, pursuant to which NPC and Orni 16 amend the Power Purchase Agreement in connection with NPC’s acquisition of an undivided fifty percent (50%) ownership interest in the Project and for Orni 16 to sell, and NPC to purchase, Orni 16’s fifty percent (50%) share of the Net Available Output produced by the Project.

“Pre-acquisition Period Budget” means the budget for Ormat Development Activities and Ormat Construction Activities prepared by Orni 16 and delivered to NPC as modified from time to time pursuant to Section 2.08(c) and Section 11.02(a).

“Pre-acquisition Period Costs” means (a) the aggregate sum of the Ormat Development Costs, the Ormat Drilling Costs and the Ormat Construction Costs paid through and including the Acquisition Closing Date that would, but for the timing difference, qualify as Joint Development Costs, Joint Drilling Costs or Joint Construction Costs if paid after the Acquisition Closing Date, less (b) any insurance and condemnation proceeds paid through and including the Acquisition Closing Date in connection with any insurance for the Project or any Condemnation Award and proceeds from the disposition of any Project assets.

“Pre-acquisition Period Fee” means a fee in an amount equal to the lesser of (a) seven and one half percent (7.5%) of the Pre-acquisition Period Costs (other than Ormat Construction Costs) determined pursuant to Section 2.01(b) and (b) $4 million, and payable by NPC to Orni 16 in accordance with Section 2.01(b).

“Pro Forma Net Available Output” means the expected Net Available Output based on the Project design agreed to by the Parties.

“Project” has the meaning given to that term in the recitals to this Agreement and includes all the property (real and personal), other assets and interests associated therewith.

“Project Account” means, as applicable, the Development Account, the Construction Account and any other accounts approved by the Management Committee.

“Project Agreements” means the Construction Contract, the Drilling Services Framework Agreement and the O&M Agreement and such other agreements to which both of the Parties are party relating to the ownership, development, drilling, construction, operation or maintenance of all or any portion of the Project but excluding this Agreement, the Related Power Purchase Agreement and the Power Purchase Agreement.

“Project Budgets” means the Pre-acquisition Period Budget, the Joint Development Budget, the Joint Construction Budget and each Operating Budget.

“Project Company” has the meaning given to that term in Section 8.04(a).

“Project Costs” means Pre-acquisition Period Costs, Joint Development Costs, Joint Drilling Costs, Joint Construction Costs and Operating Costs.

“Project Financing Agreements” shall mean the Orni 16 Financing Agreements and the NPC Project Financing Agreements.

“Project Lenders” means the Orni 16 Lenders and the NPC Project Lenders.

“Project Manager” has the meaning given to that term in Section 8.03.

“Project Schedules” means the Joint Development and Construction Schedule, the Joint Drilling Schedule and the Construction Contract Schedule.

“Project Site” means the parcel(s) of real estate on which the Project will be constructed and situated, as more fully described in Schedule 1, attached hereto.

“Prudent Geothermal Drilling Practices” means the prudent practices, methods, equipment, materials, specifications and standards consistent with those used by ONI and its Affiliates for their geothermal projects (other than the Project) in the State of Nevada.

“Prudent Utility Practices” shall mean any of the acts, practices, methods, equipment, materials, specifications and standards engaged in or approved by a significant portion of the electric utility industry which, in the exercise of professional judgment in light of the facts known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with Applicable Laws, reliability, safety, performance, dependability, efficiency, environmental protection, economy and expedition.

“PTC” means the “renewable electricity production credit” pursuant to Section 45 of the Code or any credit provided under any successor to such Section.

“PUCN” means the Public Utilities Commission of Nevada.

“PUCN Approval” means (a) in the case of the PUCN Approval contemplated by Section 2.02(c), an order to be issued by the PUCN approving (i) this Agreement, (ii) NPC’s acquisition of a fifty percent (50%) undivided ownership interest in the Project as contemplated by Article II, (iii) payment by NPC of its share of Project Costs as contemplated by this Agreement, (iv) the inclusion of NPC’s investment in the Project in its rate base, (v) the PPA Amendment, (vi) the Related Power Purchase Agreement, and (vii) the subsequent transfer to Orni 16 of NPC’s Ownership Interest in the Project under the terms and conditions contemplated in this Agreement and any amendment to the Power Purchase Agreement and the Related Power Purchase Agreement based on such transfer, which order must be reasonably acceptable to both Parties; and (b) in the case of any PUCN Approval associated with any subsequent transfer to NPC of Orni 16’s ownership interest in the Project contemplated by this Agreement, an order to be issued by the PUCN approving (i) the acquisition of such ownership interest by NPC and the applicable purchase price, (ii) inclusion of NPC’s additional investment in its rate base, and (iii) any amendment to the Related Power Purchase Agreement in conjunction with such transfer, which order must be reasonably acceptable to both Parties.

“Purchase Price” has the meaning given to that term in Section 2.01(b).

“Receiver” has the meaning given to that term in Section 8.01(j).

“Receiving Party” has the meaning given to that term in Section 21.12(a).

“Related Power Purchase Agreement” means (a) that certain power purchase agreement between SPPC and NPC, dated January 3, 2007, as amended in conjunction with the PPA Amendment, pursuant to which SPPC shall purchase from NPC the energy purchased by NPC under the Power Purchase Agreement and (b) a power purchase agreement between SPPC and NPC pursuant to which SPPC shall purchase from NPC NPC’s Net Available Output.

“Renewable Energy Benefits” means any and all renewable and environmental attributes, emissions reductions, credits, offsets, allowances or benefits, however entitled, associated with the production of energy from the Project or based in whole or part on the Project’s use of renewable resources for generation or because the Project constitutes a renewable energy system or the like or because the Project does not produce greenhouse gases, regulated emissions or other pollutants, whether any such credits, offsets, allowances or benefits exist now or in the future.

“Representative” has the meaning given to that term in Section 8.01(a).

“Required Consents” means the consents listed on Schedule 3, attached hereto, and any other consent required to assign to NPC an interest in any Project Agreement executed after the Effective Date.

“Required Transfer Governmental Approvals” means the Governmental Approvals listed on Schedule 3, attached hereto, for NPC to purchase and Orni 16 to sell an undivided fifty percent (50%) ownership interest in the Project.

“Return Notice” has the meaning given to that term in Section 17.02(b).

“Shared Liability” has the meaning given to that term in Section 14.01(d).

“SPPC” means Sierra Pacific Power Company, a Nevada corporation.

“SPPC Transmission” means the transmission function of SPPC engaged in transmission system operations.

“Statement of Required Funds” has the meaning given to that term in Section 10.01(b).

“Taxes” has the meaning given to that term in Section 12.01.

“Term” has the meaning given to that term in Section 13.01.

“Termination Date” has the meaning given to that term in Section 13.01.

“Tier I Loss” means an Event of Loss involving the Project for which the estimated costs to repair or replace the affected Project assets do not exceed $3 million.

“Tier II Loss” means an Event of Loss involving the Project for which the estimated costs to repair or replace the affected Project assets are between $3 million and $10 million.

“Tiers III Loss” means an Event of Loss involving the Project for which the estimated costs to repair or replace the affected Project assets are in excess of $10 million.

“Transfer” means with respect to a Party, to offer, sell, transfer, assign or otherwise dispose of, or make any exchange, gift, assignment or pledge of, or grant any security interest in, all or any part of such Party’s Ownership Interest or any of such Party’s rights or obligations under this Agreement or the Project Agreements.

“Transferring Party” has the meaning given to that term in Section 17.02(a).

“Transfer Taxes” has the meaning given to that term in Section 12.06.

“Uniform System of Accounts” means the uniform system of accounts as adopted by FERC for public utilities subject to the Federal Power Act.

“Unpaid Contribution” has the meaning given to that term in Section 10.02(a).

“Wind-Up Events” has the meaning given to that term in Section 13.02(b).

“Work Product” means all the plans, drawings, designs, data, information, studies, analyses and reports (in any form) developed by either Party or its Affiliates in connection with the Project, other than studies, reports, analyses and similar documentation prepared solely for a Party’s internal reporting or management purposes or by SPPC Transmission.

1.02 Interpretations. In this Agreement, unless a clearly contrary intention appears (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition; (f) ”hereunder,” “hereof,” “hereto,” “herein” “herefrom” and words of similar import are reference to this Agreement as a whole and not to any particular Section, Article or other provision hereof; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;” (h) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (i) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

ARTICLE II

OWNERSHIP OF THE PROJECT

2.01 Ownership Interests and Entitlements.

(a) Ownership Interests in Project. On the terms and subject to the conditions set forth in this Agreement, NPC shall purchase from Orni 16, and Orni 16 shall sell to NPC, an undivided fifty percent (50%) ownership interest in the Project (including an undivided fifty percent (50%) ownership interest in Orni 16’s right, title and interest in all existing Project Agreements, Governmental Approvals, the Project Site, geothermal resources, wells, and resource data for the Project, and all other assets relating to the Project) free and clear of all Liens other than Permitted Liens (excluding Liens of Orni 16 Lenders). From and after the Acquisition Closing, Orni 16 and NPC shall own the Project as tenants-in-common with each of NPC and Orni 16 owning a fifty percent (50%) undivided ownership interest in the Project. Each Party’s undivided interest in the Project is referred to herein as its “Ownership Interest.”

(b) Purchase Price. At the Acquisition Closing, NPC shall pay to Orni 16 in consideration for NPC’s acquisition of the NPC Ownership Interest an amount equal to the sum of (x) fifty percent (50%) of the Pre-acquisition Period Costs and (y) the Pre-acquisition Period Fee (collectively, the “Purchase Price”).

(i) Orni 16 shall deliver, twenty (20) Business Days before the Acquisition Closing Date, a detailed statement of all Pre-acquisition Period Costs that have been paid in accordance with the Pre-acquisition Period Budget and a good faith estimate of those Pre-acquisition Period Costs that will be paid from delivery of such statement through the Acquisition Closing Date, in accordance with the Pre-acquisition Period Budget (the “Closing Statement”). Orni 16 shall promptly provide NPC with all reasonably requested documentation in support of such statement. NPC shall provide Orni 16 with written notice of any objection to the Closing Statement within fifteen (15) Business Days following the receipt of the Closing Statement, and if NPC does not provide notice of objection within such time period, NPC shall be deemed to have accepted the Closing Statement. The Parties shall work in good faith to promptly resolve any dispute concerning the Closing Statement. On the Acquisition Closing Date, NPC shall pay to Orni 16 all undisputed portions of the Closing Statement. All disputed portions of the Closing Statement that are resolved shall be paid within fifteen (15) Business Days of such resolution or at the Acquisition Closing, whichever occurs later.

(ii) Within thirty (30) Business Days following the Acquisition Closing Date, Orni 16 shall deliver to NPC a detailed statement (the “Adjustment Statement”) of the Pre-acquisition Period Costs that have been paid in accordance with the Pre-acquisition Period Budget from the period of time that the Closing Statement was delivered to NPC through the Acquisition Closing Date and a statement of the amount that a Party owes to the other Party as determined by the difference in the amounts set forth under the Adjustment Statement and amounts paid under Section 2.01(b)(i) for Pre-acquisition Period Costs paid in accordance with the Pre-acquisition Period Budget for the period of time between the delivery of the Closing Statement and the Acquisition Closing. Orni 16 shall promptly provide NPC with all reasonably requested documentation in support of the Adjustment Statement. NPC shall provide Orni 16 with written notice of any objection to the Adjustment Statement within fifteen (15) Business

Days following the receipt of the Adjustment Statement, and if NPC does not provide notice of objection within such time period, NPC shall be deemed to have accepted the Adjustment Statement. The Parties shall work in good faith to promptly resolve any dispute concerning the Adjustment Statement. All undisputed portions of the Adjustment Statement shall be paid by the owing Party to the other Party within fifteen (15) Business Days following receipt by NPC of the Adjustment Statement or within fifteen (15) Business Days after any dispute regarding the Adjustment Statement has been resolved.

(c) Entitlement to Net Available Output. From and after the Acquisition Closing, each Party shall be entitled to fifty percent (50%) of the Net Available Output.

(d) Entitlement to Tax Credits. From and after the Acquisition Closing, each Party shall be entitled to fifty percent (50%) of the PTCs or ITCs, depreciation benefits and other tax benefits associated with ownership and operation of the Project. If (i) the Management Committee determines that the Commercial Operation Date is unlikely to occur before the required in-service date for the Project to be eligible for PTCs after giving consideration to the Joint Development Activities and Joint Construction Activities required to reach the Commercial Operation Date and the remaining time to complete such activities and (ii) the ITCs are not available to NPC, the Parties shall use good faith and reasonable efforts to restructure their ownership of the Project as may be reasonably necessary to allow NPC to benefit from fifty percent (50%) of the ITCs.

(e) Contracts and Governmental Approvals. Except as otherwise agreed by the Management Committee, all Project Agreements entered into, and, to the fullest extent permitted by Applicable Law, Governmental Approvals applied for, shall be in the name of both Parties. At the Acquisition Closing, Orni 16 shall assign to NPC an undivided fifty percent (50%) ownership interest in all Project Agreements and, to the fullest extent permitted by Applicable Law, Governmental Approvals. Governmental Approvals that cannot be in the name of both Parties shall be held by a Project Company or by a Party as agent for both Parties in accordance with Section 4.01(b), or as otherwise agreed by the Parties.

(f) Work Product. From and after the Acquisition Closing, all Work Product developed (or caused to be developed) by the Parties (either individually or jointly) shall become the property of the Parties, whether developed before or after the Acquisition Closing; provided, however, that Work Product generated by either Party under the Power Purchase Agreement, the Related Power Purchase Agreement, the Construction Contract, Drilling Services Framework Agreement or the O&M Agreement shall be owned as provided therein.

(g) After-Acquired Property and Rights. Any Party which, subject to the approval of the Management Committee and in accordance with procedures that the Management Committee may establish, acquires in its own name, or an Affiliate’s name, an interest in any real or personal property, contractual right or any other asset that is part of or relates to the Project shall acquire and hold the same subject in all respects to this Agreement, and such Party shall transfer and assign an undivided fifty percent (50%) interest therein to the other Party free and clear of any Liens (other than Permitted Liens but excepting NPC Lender Liens or Orni 16 Lender Liens) upon the later to occur of (i) the Acquisition Closing and (ii) fifteen (15) days after such acquisition.

2.02 Conditions Precedent to Acquisition Closing. Orni 16’s obligation to sell an undivided fifty percent (50%) ownership interest in the Project to NPC, and NPC’s obligation to purchase an undivided fifty percent (50%) ownership interest in the Project from Orni 16, are each subject to satisfaction of the following conditions, except to the extent waived in writing, in the case of Sections 2.02 (a),(b),(c), and (e) by both Parties, and in the case of Sections 2.02(d) and (f) by NPC, and in either case in the sole discretion of the waiving Party:

(a) Based on the results of the Ormat Development Activities, the Parties shall have received from the Geothermal Consultant a written report that the geothermal resource can be expected to support a Project with Capacity of at least 30 MW net;

(b) Each Party shall have executed and delivered to the other Party (i) the Construction Contract; (ii) the Drilling Services Framework Agreement; (iii) the O&M Agreement; and (iv) the PPA Amendment;

(c) NPC shall have received the PUCN Approval;

(d) NPC shall have received FERC Approval;

(e) The Parties shall have agreed upon the Joint Development Budget, the Joint Construction Budget and the Construction Contract Schedule, the Joint Development and Construction Schedule, the Joint Drilling Schedule, a preliminary Operating Budget and a preliminary Operating Plan; and

(f) NPC shall be satisfied with the results of its due diligence investigations contemplated by Section 2.07 and, in particular, NPC shall be satisfied that the Project and related pricing and schedule will support the Integrated Project Plan, the Pro Forma Net Available Output and the preliminary Operating Budget and preliminary Operating Plan.

2.03 Closing Deliverables. On the Acquisition Closing Date, the Parties shall take the following actions:

(a) NPC shall pay to Orni 16, by wire transfer of immediately available funds, the Purchase Price, pursuant to Section 2.01(b);

(b) Orni 16 and NPC shall execute and deliver a bill of sale and assignment and assumption agreement, substantially in the form of Exhibit A attached hereto, pursuant to which NPC acquires an undivided fifty percent (50%) ownership interest in the assets comprising the Project (including an undivided fifty percent (50%) ownership interest in Orni 16’s right, title and interest in all existing Project Agreements, Governmental Approvals, the Project Site, geothermal resources, wells, and resource data for the Project, and all other assets relating to the Project) free and clear of all Liens other than Permitted Liens (excluding Liens of Orni 16 Lenders) and pursuant to which NPC assumes fifty percent (50%) of the obligations that become due and payable, or that are to be performed after the Acquisition Closing Date under each Project Agreement and Governmental Approval (whether or not such Project Agreement was entered into, or such Governmental Approval obtained, on or prior to the Acquisition Closing Date);

(c) Orni 16 shall execute and deliver to NPC a deed for a fifty percent (50%) undivided ownership interest in the Project Site, substantially in the form of Exhibit B attached hereto, and any memorandum of documents or other documents necessary to convey and record title to the Project Site or any Easements;

(d) Each Party shall execute, and deliver to the other Party, the BLM Assignment and the Navy Agreement Assignment;

(e) Orni 16 shall execute and deliver to NPC a certificate under Section 1445(b)(2) of the Code, providing that Orni 16 is not a foreign Person, in form and substance reasonably satisfactory to NPC;

(f) Each Party shall execute, and deliver to the other Party, a State of Nevada Declaration of Value in the form required by Nevada Revised Statues Section 375.060; and

(g) Orni 16 shall deliver to NPC the Required Consents, substantially in the form of Exhibit C attached hereto.

2.04 Timing and Location of Acquisition Closing. The Acquisition Closing shall take place promptly after satisfaction of the conditions set forth in Section 2.02 and in any event no later than ten (10) days thereafter. The Acquisition Closing shall take place at NPC’s offices in Las Vegas, Nevada, or at such other place and at such time that shall be mutually acceptable to Orni 16 and NPC. The Acquisition Closing shall be deemed effective as of 12:01 A.M. Las Vegas time on the day after the Acquisition Closing Date.

2.05 Waiver of Right to Partition. The Parties recognize that the physical partition of the Project or any part thereof, whether by partition in kind or sale and division of the proceeds thereof, would be impossible and impractical and wholly inconsistent with the purposes for which this Agreement is made. As such, each Party agrees that it shall not take any action at any time by judicial proceedings, arbitration or otherwise, to partition the Project or any part thereof, in any way, whether by partition in kind or by sale and division of the proceeds thereof. Each Party further irrevocably waives the right of partition and the benefit of all statutory or common law that may now or hereafter authorize such partition of the Project or any part thereof. In the event any such right of partition shall hereafter accrue, each Party shall from time to time upon the written request of the other Party execute and deliver such further instruments as may be necessary to confirm the foregoing waiver and release of its right to partition. The provisions of this Section 2.05 shall be binding upon and inure to the benefit of the Parties, their respective successors and permitted assigns and shall run with the land.

2.06 Efforts to Close. Between the Effective Date and the Acquisition Closing Date, each Party shall use its reasonable efforts to take all acts and to do all things necessary, proper or advisable to consummate the Acquisition Closing and to comply with all the terms of this Agreement.

2.07 NPC Due Diligence. NPC shall be entitled to conduct due diligence regarding Orni 16 and the Project to its reasonable satisfaction before the Acquisition Closing Date, including with respect to land rights, geothermal resources, expected development, drilling and construction costs, Governmental Approvals and transmission. Orni 16 shall provide NPC with copies of Governmental Approvals, studies, reports, data, Project Agreements and material subcontracts, organizational documents and all other information reasonably necessary or desirable for NPC to complete such due diligence.

2.08 Project Activities Prior to Acquisition Closing.

(a) Prior to the Acquisition Closing, Orni 16 shall engage only in Ormat Development Activities and Ormat Construction Activities in the ordinary conduct of business consistent with Ormat’s past custom and practice in developing and constructing geothermal power projects in the State of Nevada (other than the Project) and the Integrated Project Plan. During such period, Orni 16 shall not, without NPC’s written consent, not to be unreasonably delayed or withheld (i) select as the Drilling Manager, Construction Contractor or Operator any Person other than ONI or an Affiliate thereof whose obligations are guaranteed by ONI or execute or modify any Project Agreement to the extent the services provided thereunder or the term of any such Project Agreement extends after the Acquisition Closing Date unless such Project Agreement allows for early termination without liability; (ii) dispose of any Project assets material to the Project or other than in the ordinary course of business; (iii) adopt or implement the Insurance Plan that will be effective after the Acquisition Closing Date or make any material modifications thereto; (iv) form or dissolve a Project Company or make any decisions with respect to the ownership or governance of such Project Company except to the extent governance is otherwise provided for in such Project Company’s organization documents; and (vi) make any Tax election other than the election of Section 761(a) of the Code, to exclude the transactions created by this Agreement from the application of Subchapter K, Chapter 1 of the Code.

(b) As soon as practicable after the Effective Date, Orni 16 shall deliver to NPC the Integrated Project Plan.

(c) Prior to the Acquisition Closing, Orni 16 may amend the Pre-acquisition Period Budget as required to carry out the Ormat Development Activities and the Ormat Construction Activities. Orni 16 shall promptly after their formal revision and approval by Orni 16, provide NPC with any changes in such budget.

(d) Prior to the Acquisition Closing, Orni 16 shall maintain or caused to be maintained insurance for the Project in accordance with Prudent Geothermal Drilling Practices.

ARTICLE III

GENERAL RIGHTS AND OBLIGATIONS OF THE PARTIES

3.01 Relationship of the Parties. Except as otherwise provided herein, each Party shall bear only fifty percent (50%) of all obligations and liabilities of the Project after the Acquisition Closing (whether incurred on or before the Acquisition Closing); provided, however, that a Party shall have no responsibility, and the other Party shall be responsible, for any obligation or liability arising or incurring prior to the Acquisition Closing to the extent that such obligation or liability (a) results from any violation of Applicable Law or the negligence of such other Party or any Affiliate thereof, (b) results from such other Party’s failure to comply with this Agreement, (c) is the responsibility of such other Party’s Affiliate pursuant to any Affiliate

Contract or subcontract thereof, (d) is known by Orni 16 or any of its Affiliates and has not been disclosed in Schedule 5 or (e) is owed, becomes due or is payable prior to the Acquisition Closing under any indemnity obligation under any agreement for events that occur prior to the Acquisition Closing and for which Orni 16 has been found, by a final decision of a court with competent jurisdiction, to be at fault as result of gross negligence, bad faith or willful misconduct. The covenants, obligations and liabilities of the Parties are several and not joint, except as expressly agreed to in writing by the Parties. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereunder shall create or constitute a partnership, joint venture, trust, limited liability company, corporate or any other form of business organization or arrangement between the Parties. Neither Party (nor any of its agents, officers or employees) shall be an agent (or otherwise have any fiduciary relationship or fiduciary obligation to) or employee of the other Party, nor shall a Party (or any of its agents, officers or employees) have any power to bind, assume or create any obligation on behalf of the other Party, except with approval of the Management Committee.

3.02 Cooperation.

(a) Each Party shall coordinate and cooperate in good faith with the other Party on all Project-related matters, in order to facilitate development, drilling, construction and operation of the Project in an effective and cost-efficient manner.

(b) Each Party shall provide the other Party with information related to the Project and copies of any Work Product reasonably requested by such other Party.

(c) Each Party agrees that, in carrying out its obligations under this Agreement, it shall:

(i) appoint a qualified person, who may or may not be the Party’s Representative or Alternate Representative, to have lead responsibility for the Development Activities, Construction Activities, Operating Activities and other duties assigned to such Party pursuant to this Agreement or any Project Agreement, and shall assign other qualified personnel, as necessary, that have the time and requisite skills to devote to such Party’s assigned responsibilities, in order to perform its responsibilities hereunder;

(ii) use commercially reasonably efforts to adhere to the Integrated Project Plan, each Operating Budget and each Operating Plan in accomplishing its assigned tasks, and provide updated information regarding its progress in respect thereof upon reasonable request of the other Party or as circumstances warrant; and

(iii) act as the interface with and supervise all third parties with which such Party has directly contracted to perform work related to its assigned responsibilities.

3.03 NPC Access to Project Site; NPC Right to Review and Comment. Orni 16 shall provide NPC and its Authorized Representatives and consultants with physical access to the Project Site, subject to Project Site health, safety and security requirements of which NPC has been provided advance written notice; provided that no such notice shall be required if any such safety and security requirements are included in any Project Agreement to which NPC is party or that has been approved by the Management Committee. NPC and its Authorized Representatives and consultants shall have the independent right to (i) monitor the development, drilling, construction, operation and maintenance of the Project and access all operational data in connection with the Project and (ii) review and comment on draft copies of Project Agreements, applications for Governmental Approvals and material communications regarding the Project. If requested by NPC, Orni 16 shall promptly provide NPC with any draft copies of Project Agreements, applications for Governmental Approvals and material communications regarding the Project.

3.04 Standard of Performance.

(a) Except as expressly provided herein, Orni 16 and NPC shall perform their respective obligations under this Agreement in accordance with Prudent Utility Practices. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that (i) any activity of NPC or SPPC relating to the development or construction of any transmission or interconnection facilities shall be performed by NPC or SPPC subject to the requirements of Applicable Law, including FERC regulations, SPPC’s Open Access Transmission Tariff and NPC’s or SPPC’s internal procedures and policies regarding development and construction of transmission facilities for large generation facilities and (ii) any Drilling Activities shall be performed by the Drilling Manager in accordance with Prudent Geothermal Drilling Practices and Applicable Law.

(b) In performing its obligations and carrying out the Development Activities, Construction Activities and Operating Activities, Orni 16 shall act in the best interest of the Project and the Parties as owners of the Project and shall disregard the interests of its Affiliates as counterparties to Affiliate Contracts where there is or could be a conflict of interest.

3.05 Compliance with Laws.

(a) Applicable Laws. In the performance of their obligations under this Agreement, the Parties shall comply with all Applicable Laws and all Governmental Approvals.

(b) Environmental Laws; Hazardous Substances. The Parties shall, and the Project shall be designed, constructed, operated and maintained to, comply with all Environmental Laws, including with respect to any Hazardous Substances emanating from or arising out of the development, drilling, construction, maintenance or operation of the Project.

(c) Nevada Renewable Energy Requirements. The Project shall be designed, constructed, operated and maintained in compliance with all of the requirements for a renewable energy system as may be provided under the Nevada Revised Statutes, including Chapter 704, Sections 7801 through 7828, any regulations promulgated thereunder, and the associated implementing rules and regulations of the PUCN.

(d) Project Health and Safety Regulations. Orni 16 shall develop, or cause the Operator to develop, health and safety regulations in accordance with Applicable Laws relating to health and safety to be submitted for approval by the Management Committee prior to the start-up of the Project.

3.06 Affiliate Contracts. The Parties and their Affiliates may provide goods and/or services in connection with the Project and enter into agreements related to the Project only in compliance with this Section 3.06. The Construction Contract, the O&M Agreement, the Drilling Services Framework Agreement and all other Project Agreements and subcontracts where a Party (other than in its capacity as an owner of the Project) or an Affiliate thereof is a counterparty thereto (“Affiliate Contracts”) shall (a) be negotiated and administered in good faith on an arm’s-length basis, (b) contain terms at least as favorable to the Parties as those available in the market from unaffiliated third parties, and (c) in the case of Project Agreements and to the extent entered into after the Acquisition Closing or to the extent that such agreement’s term extends beyond the Acquisition Closing, be approved by the Management Committee. Each Party shall negotiate on behalf of the Parties any Affiliate Contracts involving the other Party (other than in its capacity as an owner of the Project) or an Affiliate of the other Party; provided, however, that such other Party shall have the right to be involved to its reasonable satisfaction in any negotiations or discussions concerning any such Affiliate Contracts.

3.07 Interconnection of the Project. The Project shall be interconnected to the electric transmission system of SPPC pursuant to the Interconnection Agreement.

3.08 Power Purchase Agreement. Upon termination or expiration of the Power Purchase Agreement, NPC shall have the right to purchase Orni 16’s fifty percent (50%) share of the Net Available Output. If NPC elects to exercise such right, NPC shall pay Orni 16 a price for such Net Available Output to be negotiated in good faith and mutually agreed by the Parties. All other terms for the purchase and sale of such Net Available Output shall be the same as in the Power Purchase Agreement unless the Parties otherwise agree.

3.09 Project Agreements. Unless otherwise agreed upon by the Parties, each Project Agreement shall expressly provide that the obligations and undertakings of the Parties thereunder are several and not joint and that each Party is and shall be liable and responsible only for fifty percent (50%) of such obligations and undertakings.

3.10 Consultants. Each Party shall have the right to engage one or more consultants to advise it with respect to matters in connection with the Project. The costs of each Party’s consultants shall be borne by each such Party and shall not constitute Project Costs, except to the extent such costs are expressly included in a Project Budget.

3.11 Technology. The Project shall employ and utilize, wherever possible (subject to Prudent Utility Practices) technology and components owned, licensed, developed or manufactured, as the case may be, by ONI or its Affiliates.

3.12 Internal Costs. The Project Budgets may include amounts for the reimbursement for direct internal labor costs incurred by either Party or its Affiliates in connection with the Project (other than any costs of a Party (other than in its capacity as an owner of the Project) or any Affiliate under any Affiliate Contract, either Party under the Power Purchase Agreement or either Party with respect to its Authorized Representatives); provided, however, that such internal labor costs shall only include (a) any amounts attributable to general administrative costs or overhead costs allocable to the Project; and (b) internal labor costs directly attributable to the Project that would not have been incurred if work was not being performed for the Project. A Party seeking reimbursement for direct internal labor costs incurred in accordance with a Project Budget shall keep reasonably detailed records of such costs, and shall provide such records to the other Party upon request.

3.13 Additional Orni 16 Obligations. Subject to the control and oversight of the Management Committee (following the Acquisition Closing), Orni 16 shall perform the day-to-day management of the Project, including the following:

(a) administer, enforce and comply with all Project Agreements;

(b) enforce and represent the Parties in connection with claims under contractors’ and manufacturers’ warranties;

(c) prepare and submit required reports to Governmental Authorities;

(d) represent the Parties in the investigation, adjustments and settlement of any loss or claim covered by Project insurance carried pursuant to the Insurance Plan, and investigate, adjust, settle, prosecute, decline and defend claims in respect of the Project when said claims or portions thereof are not covered by valid and collectible Project insurance;

(e) in an emergency, take action to terminate or mitigate the emergency, to preserve and maintain the safety, integrity and operability of the Project and to maintain to the maximum extent practical the availability of energy from the Project; and

(f) keep the Project free of all Liens other than Permitted Liens.

ARTICLE IV

DEVELOPMENT OF THE PROJECT

4.01 Orni 16 Responsibility for Development. Orni 16 shall be responsible for all Ormat Development Activities. Following the Acquisition Closing Date, Orni 16 shall, subject to the control and oversight of the Management Committee, continue to be responsible for the overall development of the Project, and shall perform or cause to be performed all Joint Development Activities not specifically assigned to NPC in Section 4.02 or delegated to NPC by the Management Committee, including the following:

(a) completing the Joint Development Activities for which it is responsible in accordance with the Integrated Project Plan;

(b) (i) obtaining and maintaining all Governmental Approvals for the Project (and as agent on behalf of the Parties, if requested by the Management Committee), and (ii) promptly providing NPC with copies of the Governmental Approvals listed on Schedule 2 and applications therefor (including copies of draft applications if requested by NPC);

(c) (i) securing all of the Project Site and all rights-of-way needed for the Project, (ii) negotiating on behalf of the Parties all Project Agreements, other than Affiliate Contracts to which Orni 16 (other than in its capacity as an owner of the Project) or an Affiliate of Orni 16 is a counterparty, and (iii) promptly providing NPC copies of any draft of such Project Agreements and any material subcontract for NPC’s review and comment if requested by NPC;

(d) executing any Project Agreement as agent for both Parties if requested by the Management Committee;

(e) promptly notifying the Management Committee following any event that could reasonably be expected to result in the Project failing to meet a development milestone set forth in the Joint Development and Construction Schedule;

(f) providing the Management Committee with the Monthly Reports described in Section 9.01;

(g) providing reasonably requested assistance to NPC in its efforts to obtain the PUCN Approvals;

(h) recommending to the Management Committee for selection of any advisors or other consultants for the Project, other than advisors or other consultants providing services on a short-term basis for discrete immaterial tasks or for which time does not permit such recommendation and selection and other than drilling advisors and drilling consultants;

(i) in cooperation with NPC, managing community outreach and government relations programs for the Project;

(j) developing and recommending to the Management Committee for approval the Insurance Plan;

(k) establishing and maintaining a depositary account on behalf of the Parties at a bank approved by the Management Committee (the “Development Account”), into which each Party shall deposit fifty percent (50%) of the funds to pay for Joint Development Costs; and

(l) applying to SPPC Transmission for interconnection and transmission services for the Project and negotiation of the Interconnection Agreement.

4.02 Responsibilities of NPC for Joint Development Activities. Subject to the control and oversight of the Management Committee, NPC shall be responsible for the following Joint Development Activities:

(a) assisting Orni 16 with the community outreach and government relations programs for the Project;

(b) negotiating Affiliate Contracts to which Orni 16 (other than in its capacity as an owner of the Project) or an Affiliate of Orni 16 is a counterparty, and

(c) such other Joint Development Activities to the extent set forth in the Integrated Project Plan.

4.03 PUCN and FERC Approval.

(a) NPC shall use commercially reasonable efforts to file for the PUCN Approval as soon as reasonably practicable after the execution of this Agreement. Orni 16 shall provide such information and assistance in the preparation of the application for the PUCN Approval as is reasonably requested by NPC. Orni 16 shall participate as reasonably requested from time to time in connection with obtaining the PUCN Approval.

(b) Orni 16 shall timely file a petition for leave to intervene in the PUCN proceeding(s) related to the approval of this Agreement, retain counsel to represent Orni 16 in such proceeding(s) in accordance with NAC 703.510, as amended, and actively support the regulatory approval process.

(c) NPC shall use commercially reasonable efforts to file for FERC Approval of the Related Power Purchase Agreement, as soon as reasonably permissible after the amendment to the Related Power Purchase Agreement to account for the transactions contemplated by this Agreement.

4.04 Joint Development Cost Funding.

(a) Orni 16 shall be solely responsible for funding all Pre-acquisition Period Costs and other obligations in respect of the Project that are due and payable on or prior to the Acquisition Closing Date. Commencing after the Acquisition Closing Date, each Party shall be responsible for fifty percent (50%) of all Joint Development Costs (whether or not such Development Costs arose prior to or after the Acquisition Closing Date).

(b) Each Party shall fund in advance fifty percent (50%) of the prospective Joint Development Costs, as reflected in the Joint Development Budget, on a quarterly basis to the Development Account and in accordance with the procedures set forth in Article X. Orni 16 shall be responsible for reviewing invoices for Joint Development Costs and recommending to the Management Committee each quarter the amount required to be funded into the Development Account. Orni 16 shall be responsible for paying amounts payable by the Parties in connection with any Joint Development Activities (other than Joint Drilling Activities) from the amounts on deposit in the Development Account. Orni 16 shall be responsible for ensuring reconciliation of the payments for Joint Development Costs to the Joint Development Budget on a quarterly basis.

ARTICLE V

PRODUCTION DRILLING

5.01 Orni 16 Responsibility for Drilling. Orni 16 shall have sole responsibility for all Drilling Activities, including the oversight of the Drilling Services Framework Agreement. Notwithstanding anything else in this Agreement or the Drilling Services Framework Agreement, in no event shall Orni 16 be deemed to have made any representation or warranty, nor shall it be liable for, the sufficiency or adequacy for any purpose under this Agreement or any Project Agreement of the geothermal resource nor shall anything contained herein or in any Project Agreement constitute a representation or warranty with respect to, or a guarantee of, drilling results. Orni 16 shall cause all Drilling Activities to be performed in accordance with Prudent Geothermal Drilling Practices.

5.02 Joint Drilling Activities. Following the Acquisition Closing Date, Orni 16 shall carry out the Joint Drilling Activities in accordance with the Drilling Services Framework Agreement and shall require any person performing Joint Drilling Activities to perform its obligations thereunder in accordance with Prudent Geothermal Drilling Practices.

5.03 Joint Drilling Funding. Unless otherwise agreed by the Parties, each Party shall pay fifty percent (50%) of all Joint Drilling Costs owing under the Drilling Services Framework Agreement directly to the Drilling Manager. The Parties shall fund third-party Joint Drilling Costs in advance into an account jointly owned by the Parties. The Drilling Manager shall be responsible for reviewing invoices for Joint Drilling Costs and providing a statement thereof to Orni 16. The Drilling Manager shall be responsible for paying amounts payable by the Parties in connection with any Joint Drilling Activities. Orni 16 shall be responsible for ensuring reconciliation of the payments for Joint Drilling Costs to the Joint Development Budget or Operating Budget, as the case may be, on a monthly basis.

5.04 Drilling Services Framework Agreement. The Parties shall use commercially reasonable efforts to negotiate and execute the Drilling Services Framework Agreement promptly after the Effective Date. Unless otherwise agreed, the Drilling Services Framework Agreement shall incorporate the terms of the Drilling Services Framework Agreement Term Sheet.

ARTICLE VI

CONSTRUCTION OF THE PROJECT; CONSTRUCTION FUNDING

6.01 Orni 16 Responsibility for Construction.

(a) Orni 16 shall be responsible for, and may commence the Ormat Construction Activities prior to the Acquisition Closing Date.

(b) Following the Acquisition Closing Date, subject to the control and oversight of the Management Committee, Orni 16 shall continue to have responsibility for the overall construction of the Project, including the day-to-day management of the Project prior to the Commercial Operation Date, and shall perform or cause to be performed all Joint Construction Activities not specifically delegated to NPC by the Management Committee. The Parties shall cause the Management Committee to oversee and administer the Construction Contract.

6.02 Conditions to Joint Construction Funding. Neither Party shall be under any obligation to commence funding of any Joint Construction Costs until each of the following conditions has been satisfied or waived in writing by each Party benefiting from such conditions:

(a) the Project Agreements set forth on Schedule 4 attached hereto, shall have been finalized, executed and in full force and effect;

(b) the Governmental Approvals listed in Schedule 2, and any other Government Approvals, in each case then required for the commencement or relevant stage of Joint Construction Activities under the Construction Contract shall have been obtained, shall be in full force and effect and shall not be subject to any pending or threatened challenge that, in the reasonable determination of either Party, could reasonably be expected to result in a Material Adverse Effect;

(c) either (A) the required in-service date for the PTCs has been extended beyond the projected Commercial Operation Date set forth in the Integrated Project Plan or (B) (x) the ITCs are available to both Parties or (y) the Parties have restructured their ownership as contemplated by Section 2.01(d); and

(d) the Orni 16 Lenders and NPC Project Lenders, if any, shall have executed and delivered a Non-Disturbance Agreement in favor of NPC or Orni 16, as the case may be, in form and substance satisfactory to NPC or Orni 16, respectively.

6.03 Joint Construction Funding.

(a) Each Party shall pay fifty percent (50%) of all Joint Construction Costs owing under the Construction Contract directly to the Construction Contractor.

(b) Orni 16 shall establish and maintain on behalf of the Parties a depositary account at a bank approved by the Management Committee (the “Construction Account”), into which each Party shall deposit fifty percent (50%) of the funds to pay for Joint Construction Costs, other than the amounts due under the Construction Contract.

(c) Each Party shall fund in advance fifty percent (50%) of the prospective Joint Construction Costs, as reflected in the Joint Construction Budget, on a monthly basis to the Construction Account in accordance with the procedures established in Article X, other than amounts owing under the Construction Contract. Orni 16 shall be responsible for reviewing invoices for Joint Construction Costs and recommending to the Management Committee each month the amount required to be funded into the Construction Account. Orni 16 shall be responsible for paying amounts payable by the Parties in connection with any Joint Construction Activities from the amounts on deposit in the Construction Account, other than amounts owing under the Construction Contract. Orni 16 shall be responsible for ensuring reconciliation of the payments for Joint Construction Costs to the Joint Construction Budget on a monthly basis.

6.04 Construction Contract. The Parties shall use commercially reasonable efforts to execute the Construction Contract promptly after results of the Ormat Drilling Activities provide sufficient information required for a definitive Construction Contract. The final plant design and specifications shall be determined once the Drilling Activities have provided sufficient information to determine specifications for the generating facilities and ancillary facilities. Unless otherwise agreed upon by the Parties, the Construction Contract shall incorporate the provisions set forth in the Construction Term Sheet.

6.05 Termination for Tax Reasons. If the condition in Section 6.02(c) is not satisfied then if one Party wishes to continue with the Project while the other Party wishes to commence Wind-Up Events, the continuing Party may acquire the non-continuing Party’s

Ownership Interest and continue with the Project. Upon the continuing Party providing the non-continuing Party with written notice of its intent to exercise its right under this Section 6.05, the non-continuing Party shall Transfer its Ownership Interest to the continuing Party free and clear of any Liens other than Permitted Liens (excluding Liens of any NPC Lender or Orni 16 Lender, as applicable) on the later of sixty (60) days after receipt of such notice and receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period, and the continuing Party shall pay to the non-continuing Party the cumulative amount of Project Costs paid by the non-continuing Party together with interest at the Agreed Rate upon the earlier to occur of the Commercial Operation Date and a subsequent Transfer by the continuing Party of any portion of its Ownership Interest.

ARTICLE VII

OPERATION AND MAINTENANCE OF THE PROJECT

7.01 Project Operation. Subject to the control and oversight of the Management Committee, during the Operating Period, Operator shall perform the day-to-day management of the Project pursuant to the terms of the O&M Agreement.

7.02 O&M Agreement; Operator. The Parties shall use commercially reasonable efforts to execute the O&M Agreement promptly after the Effective Date. Unless otherwise agreed upon by the Parties, the O&M Agreement shall incorporate the provisions set forth in the O&M Term Sheet. The O&M Agreement shall provide that Operator perform the obligations set forth for the Operator hereunder.

7.03 Operating Budget and Operating Plan. Not later than sixty (60) days prior to the anticipated Commercial Operation Date, as set forth in the Integrated Project Plan and thereafter, at least forty-five (45) days prior to the end of each calendar year, Orni 16 shall prepare and submit or cause Operator to prepare and submit an annual Operating Budget and Operating Plan for the Management Committee’s review and approval. Within forty-five (45) days of receipt of the proposed initial Operating Budget and Operating Plan, and within thirty (30) days of receipt of each subsequent proposed Operating Budget and Operating Plan, the Management Committee shall adopt or reject such Operating Budget and Operating Plan. Each Operating Budget shall include a monthly breakdown of the expected operating and maintenance expenses for the first year of operations covered by such budget, and shall include a projected yearly budget for operating and maintenance expenses, major maintenance and capital replacements expected for the subsequent two-year period. Each Operating Budget shall separately identify fixed and variable operating expenses.

7.04 Project Operating Standard. The Parties shall cause the Management Committee to cause Operator to operate and maintain the Project in accordance with Prudent Utility Practices, the O&M Agreement and the other requirements of this Agreement, which may include unmanned operations, to the extent consistent with operational standards used by ONI for similar geothermal projects in the State of Nevada.

7.05 Operations and Maintenance Funding.

(a) Unless otherwise agreed to by the Parties, each Party shall pay fifty percent (50%) of the Operating Costs owing under the O&M Agreement directly to the Operator. The Parties shall fund third-party Operating Costs in advance into an account jointly owned by the Parties. Operator shall be responsible, on a quarterly basis, for reviewing invoices for Operating Costs and providing a statement thereof to the Management Committee. Operator shall be responsible for paying amounts payable by the Parties in connection with any Operating Activities. The Management Committee shall be responsible for ensuring reconciliation of the payments for Operating Costs to the Operating Budget on a quarterly basis.

(b) Each Party shall pay fifty percent (50%) of the costs of capital repairs and replacements, including, if included in an Operating Budget and Operating Plan, or if otherwise approved by the Management Committee, the reworking of any existing wells and the drilling of any new wells.

ARTICLE VIII

MANAGEMENT COMMITTEE; PROJECT MANAGER; PROJECT COMPANY

8.01 Management Committee.

(a) Composition. The Parties will establish, effective upon the Acquisition Closing, a Management Committee, which shall be composed of one (1) representative from each Party (each a “Representative”). Each Representative shall have the right and authority to bind the Party it represents. Each Party shall also designate an alternate to its Representative (each an “Alternate Representative”) with the authority to serve in place of, and with the authority of, such Representative if such Representative is not available to attend a Management Committee meeting. Each Party shall notify the other Party in writing of its Representative and Alternative Representative within five (5) days after the Acquisition Closing Date. Each Party may remove and replace its Representative or Alternate Representative (collectively, its “Authorized Representatives”) at any time, with or without cause and without the approval of the other Party. Each Party shall promptly give written notice to the other Party of any replacement of its Authorized Representatives and of any change in the business address or business telephone of either of its Authorized Representatives. Each Authorized Representative shall be an agent solely of the Party that designated such Authorized Representative. Accordingly, (i) each Authorized Representative may act (or refrain from acting) solely in accordance with the wishes of the Party that designated such Authorized Representative, (ii) the acts of an Authorized Representative in respect of any matter shall be deemed to be the acts of the Party that designated such Authorized Representative and (iii) no Authorized Representative shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to any Party other than the Party that designated such Authorized Representative. Each Party shall be responsible for the expenses of its Authorized Representatives. Notwithstanding the foregoing, no Authorized Representative of a Party shall have the authority to amend this Agreement or waive any rights of such Party under this Agreement.

(b) Attendance. Each Party shall use reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, and no Party shall withhold the presence or participation of its Representative or Alternate Representative to prevent, delay or forestall decisions on matters under consideration by the Management Committee. A reasonable number of other officers, employees or agents of the Parties may attend meetings of the Management Committee. Meetings may be conducted in person, by telephone or video conference call, or by other means which permit an Authorized Representative of each Party to be verified and to hear and be heard by the other Authorized Representative and which are acceptable to both Authorized Representatives. Attendees who are not Representatives, or in the case that a Representative is not in attendance, who are not the applicable Alternate Representative, shall be identified at the commencement of such meeting, shall have no power to vote on any matters, but may participate in discussions in accordance with the Management Committee’s rules of order, which may limit the amount of time that such attendees may so participate. Orni 16 shall cause the Project Manager to attend any meeting of the Management Committee upon request of either Representative.

(c) Meeting; Notice. Unless the Parties agree otherwise, the Management Committee shall meet (i) no less frequently than monthly during the Joint Development Period, and quarterly during the Operating Period and (ii) at special meetings called by the Chair of the Management Committee. Any Party may request a meeting by notifying the other Party’s Representative and each Party shall honor any such request of the other Party so long as such request is reasonable under the circumstances. The Chair of the Management Committee shall provide written notice to the other Party’s Authorized Representatives stating the place (or means if by telephone conference or other means), date and hour of each meeting of the Management Committee, together with a reasonably detailed agenda for the meeting, not less than five (5) days before the date of the meeting (unless such notice is waived by an Authorized Representative of each Party either at the meeting or by written consent before or after the meeting). Either Party may submit an item for inclusion on the agenda of any Management Committee meeting. Attendance of an Authorized Representative of a Party at a meeting of the Management Committee shall constitute a waiver of notification of the meeting by such Party.

(d) Rules. The Management Committee may adopt such rules of order, policy statements and directives as it considers necessary or appropriate for the conduct of its business and the exercise of its powers, none of which shall conflict with this Agreement, the Drilling Services Framework Agreement, the Construction Contract or the O&M Agreement.

(e) Chair. The NPC Representative shall serve as the initial chairperson of the Management Committee (the “Chair”). Unless the Management Committee decides otherwise, commencing on the first day of each calendar year following the Acquisition Closing Date, the Chair of the Management Committee shall rotate between the Representatives for each Party. The Chair shall have no powers or duties other than those specifically conferred by this Agreement, and shall have no voting or veto power in addition to the right to vote as a Representative. In the absence of the Chair at any Management Committee meeting, the applicable Alternative Representative shall be the Chair for such meeting.

(f) Quorum. Meetings of the Management Committee shall require a quorum consisting of an Authorized Representative of each Party.

(g) Voting. All decisions of the Management Committee shall require the affirmative vote of an Authorized Representative of each Party; provided, however, that if a Party (other than in its capacity as an owner of the Project) or any of its Affiliates is a counterparty to an Affiliate Contract, then any decisions with respect to exercising remedies for defaults under such Affiliate Contract shall be made by the other Party, subject to Orni 16’s buy-out right set forth in the immediately succeeding sentence, and the quorum for any such decisions shall be only an Authorized Representative of such other Party. In the event that NPC delivers written notice to Orni 16 of its desire to terminate the Construction Contract pursuant to the terms therein, then NPC shall Transfer its Ownership Interest to Orni 16 free and clear of any Liens other than Permitted Liens (excluding Liens of NPC Lenders) on the later of sixty (60) days after providing such notice and receipt of (i) FERC Approval and (ii) expiration of the HSR Waiting Period and Orni 16 shall pay to NPC the greater of (A) the cumulative amount of Project Costs paid by NPC prior to such Transfer with interest accrued at the Agreed Rate; and (B) the Fair Market Value of NPC’s Ownership Interest.

(h) Action by Written Consent. Any action which may be taken by the Management Committee under this Agreement may be taken without a meeting if each Representative (or Alternate Representative) executes a written consent setting forth the action taken by the Management Committee.

(i) Deadlocks. If the Authorized Representatives participating in a meeting of the Management Committee are unable to reach agreement on a matter put to vote (a “Deadlock”), the Parties shall attempt to resolve such Deadlock through negotiations of the Authorized Representatives. If such Deadlock is not resolved within five (5) Business Days, the Deadlock shall be referred to a panel consisting of a senior executive (President or Executive Vice President or a party’s equivalent officer) of each Party with the authority to resolve the matter causing such Deadlock. Such panel shall convene within five (5) Business Days after the expiration of the aforementioned five (5) Business Day period and the members of such panel shall attempt in good faith to promptly resolve such Deadlock. If a Deadlock arises regarding the approval of the amount of an annual Operating Budget and such Deadlock is not resolved within fifteen (15) days after the panel of senior executives has convened, then the Operating Budget in question shall be deemed to have been approved at an amount equal to one hundred and ten percent (110%) of the amount of the preceding year’s Operating Budget (or then effective Operating Budget, if higher), and such Operating Budget (as so deemed approved) shall remain in effect for the earlier of one (1) year and the time when a new Operating Budget is adopted by the Management Committee. If a Deadlock occurs with respect to any proposed expansion of the Project or any major capital expenditure for improvement or maintenance of the Project and the Parties are unable to achieve a resolution of such Deadlock within thirty (30) days after the panel of senior executives has convened (a “Buy/Sell Deadlock”), then either Party may initiate the Buy/Sell Deadlock procedures in Section 8.01(j). To the extent of amounts not in dispute, or activities undisputed, all Development Activities, Construction Activities or Operating Activities shall continue to be implemented during any period that a Dispute is under consideration by the Parties’ senior executive panel or in mediation.

(j) Upon the occurrence of a Buy/Sell Deadlock, either Party (the “Offeror”) may deliver to the other Party (the “Receiver”) a notice (a “Buy/Sell Notice”) containing an irrevocable offer to purchase the Ownership Interest of the Receiver for a cash purchase price

(the “Offer Price”) set forth therein. The Receiver must notify the Offeror within thirty (30) days of receipt of the Buy/Sell Notice of its election whether to sell its Ownership Interest to the Offeror or to buy the Offeror’s Ownership Interest at the Offer Price. A failure to make an election within such thirty (30) day period shall constitute an election by the Receiver to sell its Ownership Interest. The Parties shall consummate the Transfer on the later of sixty (60) days after such election or deemed election and receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period. The Transferring Party shall transfer its Ownership Interest free and clear of all Liens other than Permitted Liens (excluding the Liens of any Orni 16 Lender or NPC Lender). If NPC elects to purchase Orni 16’s Ownership Interest pursuant to a Buy/Sell Notice and the PUCN does not approve such purchase, NPC shall be deemed to have elected to sell its Ownership Interest in accordance with this Section 8.01(j).

(k) Minutes. The Chair shall be responsible for the maintenance of minutes of each Management Committee meeting and the recordation of the results of each vote taken and shall promptly provide a copy of such minutes and voting records to the other Party’s Authorized Representatives.

8.02 Non-Delegable Actions. Notwithstanding the delegation of authority granted to the Parties in this Agreement, the following actions shall be performed by, and require the affirmative approval of, the Management Committee in accordance with the requirements of Section 8.01:

(a) the adoption of, and modifications to, any Project Budget, including the establishment of any reserve accounts;

(b) the submission of any initial application for a Governmental Approval listed on Schedule 2, or any other material Governmental Approval identified after the Acquisition Closing Date and required for the development, drilling, construction, ownership, operation or maintenance of the Project, the material modification of any such Governmental Approval or the acceptance of any such Governmental Approval that contains materially different conditions than applied for or material modification thereof;

(c) the selection of any material contractor or vendor (other than ONI or any Affiliate thereof whose obligations are guaranteed by ONI as the Drilling Manager, Construction Contractor or Operator) or subcontractors to any material contractor or vendor to the extent that right to approve subcontractors is granted to the Parties in the relevant Project Agreement;

(d) material modifications to the Project’s conceptual design;

(e) approval of or modifications to any material milestone contained in the Integrated Project Plan or an Operating Plan;

(f) subject to Section 8.01(g), the execution of, termination of, material amendment to or material waiver of, issuance of any change order with an individual or aggregate cost in excess of $500,000 or that is material to the design, schedule or cost of the Project under, or exercise of remedies under, any Project Agreement;

(g) subject to Section 8.01(g), the initiation of litigation, arbitration or other dispute resolution mechanism relating to the Project under any Project Agreement or otherwise;

(h) the settlement of any litigation, arbitration or other dispute relating to the Project under any Project Agreement or otherwise or any insurance claims relating to the Project, except for insurance claims where the only issue is a payment in an amount less than $100,000;

(i) the disposition of any Project assets other than dispositions of tangible personal property (i) having a value of less than $1 million, (ii) in the ordinary course of business or (iii) that is surplus or obsolete;

(j) any public announcements relating to the Project, except as set forth in Section 21.12(d);

(k) the adoption and implementation of the Insurance Plan and any material modifications thereto;

(l) the approval of the Operator Manager and any replacement thereof;

(m) the determination of the course of action following an election by each Party not to fund an overrun in Joint Construction Costs;

(n) the determination to commence Wind-Up Events;

(o) the determination whether an Event of Loss is a Tier II Loss or Tier III Loss, and the determination whether a Condemnation Action is a Complete Taking or Partial Taking;

(p) the issuance of any completion or similar certificate under the Construction Contract;

(q) the decision to form or dissolve a Project Company and all decisions with respect to the ownership and governance of such Project Company except to the extent governance is otherwise provided for in such Project Company’s organization documents);

(r) scheduling any non-forced outage of the Project not in accordance with an Operating Plan;

(s) the approval of community outreach and government relations programs for the Project;

(t) the taking of any action regarding the Project that is not otherwise contemplated or provided for under this Agreement; and

(u) the making of Tax elections as provided in Section 12.04.

8.03 Project Manager. Orni 16 shall appoint a Person (the “Project Manager”) to be responsible for the day-to-day oversight and coordination of Orni 16’s responsibilities in respect of the development, drilling, construction and administration of the Project (including all aspects of budgeting, procuring, planning, designing and executing budgets, technical plans and specifications, and geological and engineering plans on time and in the manner contemplated by this Agreement). The Project Manager shall be an employee of Orni 16 or its Affiliate. Following the Commercial Operation Date, the Parties shall cause the Operator to appoint a Person (the “Operator Manager”) to be responsible for the day-to-day oversight and coordination of Operator’s responsibilities under the O&M Agreement. The Operator Manager shall be an employee of Operator, and must be approved by the Management Committee, such approval not to be unreasonably withheld or delayed.

8.04 Project Company.

(a) Organization. The Management Committee may cause the formation of one or more limited liability companies (each, a “Project Company”) in connection with the development, construction, operation, maintenance and administration of the Project. The organizational documents of the Project Company shall be approved by the Management Committee. Any Project Company shall be owned by the Parties in proportion to their Ownership Interests.

(b) Duties. If so determined by the Management Committee, a Project Company may, as agent for and on behalf of the Parties, (i) apply for or accept one or more Governmental Approvals, (ii) enter into one or more Project Agreements, (iii) open and maintain the Project Accounts, and (iv) conduct such other activities as agent for and on behalf of the Parties in relation to the Project as the Management Committee may determine.

8.05 Time is of the Essence. Time is of the essence with respect to all actions to be taken by the Management Committee hereunder.

ARTICLE IX

REPORTING; RECORD-KEEPING

9.01 Monthly Reports. Once a month, Orni 16 shall provide NPC, during the period prior to the Acquisition Closing, and the Management Committee, during the period after the Acquisition Closing, with a report (the “Monthly Report”) substantially in the form attached as Exhibit G. Each Monthly Report shall contain updates regarding all material issues with respect to the Project, the status of the relevant Project Schedules, expenditures on the Project compared to the relevant Project Budget and any anticipated changes or anticipated cost overruns to such Project Budget. During the Development Period, the Monthly Report shall provide reasonably detailed information regarding the progress of material Development Activities and Construction Activities, including the negotiation of Project Agreements, land rights acquisition, permitting, design, engineering and procurement, and other significant issues related to the Development Activities and Construction Activities. During the Operating Period, the Monthly Report shall provide reasonable detail of material issues relating to the Operating Activities.

9.02 Notification of Project Events. Orni 16 shall promptly notify the Management Committee and NPC of any material events that occur regarding the Project to the extent not included in any Monthly Report.

9.03 Recordkeeping and Other Information.

(a) Each Party shall keep and maintain proper books, records, accounts, ledgers, estimates, invoices, schedules, correspondence and other documents (whether in physical or electronic form) related to the Project (collectively, the “Books and Records”), each in conformity with any Applicable Laws and generally accepted accounting principles consistently applied. Each Party shall ensure that a Person with appropriate accounting experience is responsible for maintaining the relevant accounting portion of its Books and Records. Each Party shall maintain its Books and Records for at least seven (7) years, or such longer period required by Applicable Law, following the creation thereof. Each Party’s Books and Records shall be subject to the confidentiality requirements of Section 21.12 and shall be considered Confidential Information.

(b) Orni 16 shall provide, and the Project Agreements shall require that the Project contractors provide, NPC with cost and accounting information in accordance with generally accepted accounting principles consistently applied with detail sufficient to allow NPC to comply with the Uniform System of Accounts, based on information provided by NPC.

9.04 Inspection and Audit Rights. Each Party and its consultants shall have the right, from time to time during the Term, to inspect and audit the other Party’s Books and Records, insofar as such Books and Records pertain to Project Costs which are to be paid for, or reimbursed, hereunder. Each Party may undertake such inspection or audit directly or through independent certified public accountants of its choice. Any audit or inspection conducted by a Party shall be subject to reasonable prior written notice, and shall be conducted at reasonable times during the normal business hours of the other Party and unless otherwise agreed, at the offices of the other Party. The costs of any such audit shall be borne by the Party conducting the audit.

ARTICLE X

PAYMENT PROCEDURES

10.01 Invoicing; Payment of Project Costs.

(a) Neither Party shall be required to pay for any Project Costs that are not in accordance with a Project Budget that has been approved by the Management Committee, except for expenditures required during an emergency to (i) protect human life, (ii) protect against or mitigate serious loss or damage to Project assets, (iii) comply with Applicable Law, and (iv) prevent or mitigate damage to the environment or to the property of others caused by the Project.

(b) Quarterly for Joint Development Costs, and otherwise monthly, or as the Management Committee may deem appropriate, for all other Project Costs (except for amounts owing under the Drilling Services Framework Agreement, the Construction Contract or the O&M Agreement), Orni 16 shall submit to the Parties (i) a statement of funds that each Party is estimated to be liable for under this Agreement for the following quarter, in the case of Joint Development Costs, or the following month, in the case of all other Project Costs (except for amounts owing under the Drilling Services Framework Agreement, the Construction Contract or the O&M Agreement) (a “Statement of Required Funds”) and (ii) attached to the Statement of

Required Funds, a statement reconciling the previous quarter’s or month’s, as the case may be, estimated statement with the actual amount for which each Party was liable for during such quarter or month, as the case may be (a “Funds Reconciliation Statement”). Each Statement of Required Funds and Funds Reconciliation Statement shall be accompanied by reasonable supporting documentation showing the amounts properly due and payable, a breakdown of the Project Costs represented in such Statement of Required Funds or Funds Reconciliation Statement, and copies of the underlying invoices and/or supporting materials. Any amounts due pursuant to a Statement of Required Funds or Funds Reconciliation Statement shall be due and payable thirty (30) days following receipt of such Statement of Required Funds or Funds Reconciliation Statement by such Party, or on such later date as may be otherwise set forth in the Statement of Required Funds or Funds Reconciliation Statement. If a Funds Reconciliation Statement shows that prior estimated payments by a Party exceeded the actual amount that such Party was liable for, such excess amount shall be credited against the amounts due by such Party in the Statement of Required Funds to which such Funds Reconciliation Statement is attached and any remaining amount shall be paid to such Party within fifteen (15) days after receipt of such Funds Reconciliation Statement and Statement of Required Funds.

(c) All payments made by a Party under this Section 10.01(b) shall be made by electronic funds transfer or wire transfer in immediately available funds for receipt by the due date to the Project Account specified in the applicable statement pertaining to such payment, or to such other Person(s) as the Management Committee may determine, except that in the case of payments to a Party, such payments shall be made to the bank account or Person designated by such Party. Each Party may change its account for receiving a payment or delivery by giving notice to the other Party and the Management Committee at least five (5) Business Days prior to the scheduled date for the payment or delivery to which such change applies.

(d) Except as expressly provided in this Agreement, each Party shall make all payments required hereunder as and when due, without demand, counterclaim, setoff, deduction or defense, and without withholding for any Taxes and each Party waives, to the extent permitted by Applicable Law, all rights now or hereafter conferred by statute or otherwise with respect to any such demand, counterclaim, setoff, deduction or defense to the applicable account or accounts.

10.02 Defaulted Contributions.

(a) If a Party fails to pay the full amount of payments reflected on any Statement of Required Funds or Funds Reconciliation Statement delivered pursuant to Section 10.01(b) when required to do so pursuant to this Agreement, or its share of costs due and payable under the Drilling Services Framework Agreement, the Construction Contract or the O&M Agreement (each, “Contributions” and such Party, the “Non-Contributing Party”), the Party that has paid its Contribution amounts (the “Contributing Party”) shall have the right, but not the obligation, to make an advance (an “Advance”) on behalf of the Non-Contributing Party in respect of the unpaid Contribution of the Non-Contributing Party (the “Unpaid Contribution”). Such Advance shall bear interest at a rate equal to the Default Rate from the date such Advance was made until the date such Advance is indefeasibly repaid in cash in full by the Non-Contributing Party. Advances shall be repaid, with interest at the Default Rate, by the Non-Contributing Party at any time after the date the Advance is made upon written demand therefor.

Each Advance shall be an obligation of the Non-Contributing Party and the Contributing Party may enforce and recover from the Non-Contributing Party the Advance in accordance with any of it remedies hereunder or at equity or in law.

(b) The election by a Party not to make an Advance in respect of the Unpaid Contribution shall not operate as a waiver of the rights of such Party under this Agreement or at law or in equity, including the right to claim damages as a result of such Unpaid Contribution. Advances made in respect of an Unpaid Contribution shall not relieve the Non-Contributing Party of its obligations hereunder.

10.03 Payment on Non-Business Day. If any Contribution under this Agreement is required to be made on a day other than a Business Day, the due date for such Contribution shall be extended to the next Business Day, unless provided otherwise in the applicable Project Agreement.

10.04 Project Accounts. All Project Accounts established pursuant to this Agreement shall be held by the Parties as tenants-in-common. Funds on deposit in each Project Account shall be kept in or swept into interest-bearing accounts to the extent reasonably practicable. No interest shall be due to any Party on all or any portion of its Contributions or other payments placed in any Project Account. All interest accrued on the amounts in each Project Account shall be available and applied for permitted purposes for which each such Project Account is maintained.

ARTICLE XI

PROJECT BUDGETS AND ACCOUNTING

11.01 Budgets.

(a) Submission of Proposed Budgets. Orni 16 shall be responsible for preparing or causing to be prepared each Project Budget required to be prepared under this Agreement in accordance with this Agreement. Orni 16 shall submit each proposed Project Budget to the Management Committee for its review and approval in accordance with the time requirements set forth in this Agreement. If NPC so requests, Orni 16 shall provide to the Management Committee copies of the data, invoices, price sheets and other information utilized in its preparation of any proposed Project Budget and shall make the Orni 16 personnel responsible for preparing any such Project Budget available to discuss any such Project Budget with the Management Committee.

(b) Management Committee Review and Approval of Budgets. The Management Committee shall review all proposed Project Budgets and shall complete its review, taking into account any comments and revisions as it may request of Orni 16, within the time periods established for Management Committee review of each Project Budget in this Agreement. The Management Committee may approve a proposed Project Budget in whole or in part. Each Party acknowledges and agrees that the approval of any Project Budget and the making of any payment hereunder shall be without prejudice to the audit rights of each Party hereunder. The Management Committee shall periodically, but no less frequently than quarterly, review (i) the status of Joint Development Activities against the Integrated Project Plan, Joint

Development Costs and Joint Drilling Costs, (ii) incurred Joint Development Costs and Joint Drilling Costs against the Joint Development Budget and (iii) the funding requirements for Joint Development Costs and Joint Drilling Costs forecasted for the next ninety (90) days. The Management Committee shall also periodically, but no less frequently than monthly, review (i) the status of Joint Construction Activities against the Integrated Project Plan and Joint Construction Costs, (ii) incurred Joint Construction Costs against the Joint Construction Budget and (iii) the funding requirements for Joint Construction Costs forecasted for the next ninety (90) days. During the Operating Period, the Management Committee shall periodically, but no less frequently than quarterly, review (i) the status of Operating Activities against Operating Costs, applicable Operating Budget and applicable Operating Plan, (ii) incurred Operating Costs against the applicable Operating Budget and (iii) the funding requirements for Operating Costs forecasted for the next ninety (90) days.

(c) Failure to Approve a Project Budget. If the Management Committee fails to approve a Project Budget by the time required for such approval in this Agreement, then for the forthcoming calendar year or other applicable time period, until the Management Committee approves such Project Budget, the unapproved Project Budget proposed shall not be implemented, but the applicable Project Budget previously approved by the Management Committee shall remain in full force and effect until a new Project Budget is approved, except as provided in Section 8.01(i).

11.02 Compliance with Budgets; Amendments.

(a) Prior to the Acquisition Closing, Orni 16 may amend the Pre-acquisition Period Budget as required in order to carry out Ormat Development Activities and Ormat Construction Activities. Orni 16 shall promptly provide NPC with such amendments and supporting documentation reasonably requested by NPC.

(b) Orni 16 shall manage, or cause to be managed, the commitment of funds for Joint Development Costs, Joint Drilling Costs, Joint Construction Costs and Operating Costs so that the Parties will not owe amounts for Joint Development Costs, Joint Drilling Costs, Joint Construction Costs or Operating Costs in excess of funds committed or to be committed by the Parties pursuant to the applicable Project Budget. If, in the judgment of Orni 16, any Project Budget, or any material expense category therein, is determined to be materially greater or lesser than the actual costs of performing the Project activities contemplated by any such Project Budget, or any material expense category therein, Orni 16 shall prepare an amended budget for approval by the Management Committee at the next regular meeting or at a special meeting called by a Party for such purpose as soon as reasonably practicable following such determination; provided, however, that no such amended budget need be prepared or approved to the extent that the aggregate difference between all such budgeted expense categories, taken as a whole, and the actual costs incurred in performing the Project activities, is not material.

ARTICLE XII

TAXES AND ASSESSMENTS

12.01 Management of Tax Matters. Except for any payments of Personal Taxes or payments in lieu thereof which are directly billed to a Party by any taxing authority and which a Party shall pay directly, and except for any rulings that a Party might require in connection with the issuance of tax-exempt bonds or its tax-exempt status, Orni 16 (subject to the oversight of the Management Committee) shall have the authority and responsibility for administering, coordinating, filing returns, making property tax declarations, paying, seeking official tax rulings or determinations, and other related functions pertaining to all taxes, payments in lieu of taxes, assessments, impositions, charges, and related costs of every kind and nature, ordinary, or extraordinary, general or special, foreseen or unforeseen, settled or pending settlement connected with or arising out of the development, construction, ownership, operation, maintenance, alteration, repair, rebuilding, use or retirement of the Project or any part thereof (collectively “Taxes”) which are or may be imposed by any Governmental Authority; provided, however, that unless specifically authorized in writing by NPC, such authority shall not extend to any act or action affecting any exemption from Taxes or special tax treatment arising out of the Project to which NPC may be entitled on a basis that is different from Orni 16. As used herein, the term “Taxes” shall not include net income taxes, franchise taxes, sales taxes or excise taxes relating to the Project that are assessed against each Party (collectively, “Personal Taxes”), the payment of which is and shall remain the responsibility of each Party so assessed. Each Party may contest the validity or amount of any Personal Taxes, in each case provided that the contested Personal Taxes shall not remain unpaid for such length of time as shall permit any part or all of the Project to be sold or foreclosed or any interest of either Party therein to be subject to a Lien for the nonpayment of the same.

12.02 Sharing of Taxes and Related Payments. All Taxes (other than Personal Taxes) shall be Project Costs, which shall be shared and borne equally by the Parties; provided, however, that to the extent that the aggregate amount of the Taxes are reduced because a Party is entitled to specific tax benefits resulting from its status apart from the Project, such Party shall be entitled to the entire benefit, to the extent of actual realization, of any exemptions from and reductions of Taxes connected with or arising out of the ownership, operation, maintenance, alteration, repair, rebuilding, use, or retirement of the Project or any part thereof. Unless agreed upon by the Parties, in no event shall a Party entitled to any exemption or reduction in Taxes be liable, directly or indirectly, for any payment in lieu of taxes that any other Party has agreed to make.

12.03 Payment of Taxes. Subject to Section 12.02, Orni 16 shall be responsible for paying and discharging all Taxes, which are imposed by any Governmental Authority before the same become delinquent, except (a) those that are directly billed to NPC by any taxing authority and which NPC is responsible to pay directly (e.g., NPC’s Personal Taxes) and (b) those subject to a good faith contest approved by the Management Committee and for which appropriate reserves have been established in accordance with generally accepted accounting principles.

12.04 Non-Creation of Taxable Entity. Notwithstanding any other provision of this Agreement, the Parties do not intend to create hereby at law any joint venture, partnership, association taxable as a corporation, trust, limited liability company or other entity for the conduct of any business for profit. The Parties agree to elect under Section 761(a) of the Code, to exclude the transactions created by this Agreement from the application of Subchapter K, Chapter 1 of the Code, and the Parties agree to revise the terms of this Agreement to the extent and in a manner necessary to permit such election. If it is ultimately determined by an appropriate taxing authority that this Agreement is not eligible for an election out of Subchapter K, Chapter 1 of the Code, then the Management Committee shall make all Federal and state income Tax elections; provided, however, that any Party seeking to contest or appeal such determination of a taxing authority shall have full right and discretion to do so, and in the case of such contest or appeal the Management Committee shall not be authorized to take, and shall not take, any action that limits or restricts such Party’s ability to pursue its contest or appeal. Each Party agrees to report on such Party’s separate return in a manner consistent with such exclusion election any items of revenue and expenditure attributable to such Party’s share of any revenue received and any expenditures made under this Agreement. Nothing in this Agreement will be construed as an undertaking by either Party to jointly sell any electrical transmission or other services or property. Each Party agrees to execute and deliver such additional documentation, including the statement required by Treasury Regulation 1.761-2(b)(2), as may be required from time to time to effect such exclusion.

12.05 Production Tax Credits. Each Party agrees to take the position for federal income tax purposes that it is entitled to the PTCs, with respect to electricity derived from the Net Available Output to which the Party is entitled as a result of its Ownership Interest and sold by the Party to an “unrelated party” within the meaning of Section 45 of the Code, absent a change in law rendering such position unlawful.

12.06 Transfer Taxes. A Party acquiring an ownership interest in the Project pursuant to the terms of this Agreement shall be responsible for the timely payment of, and shall indemnify and hold harmless the other Party from and against, all transfer taxes (excluding taxes measured in whole or in part by net income), including without limitation sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (“Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement. Such Party shall prepare and file all necessary documentation and tax returns with respect to such Transfer Taxes; provided, however, that the Party transferring an ownership interest in the Project shall cooperate with the acquiring Party and take any action reasonably requested by the acquiring Party which does not cause the transferring Party to incur any cost or inconvenience in order to minimize such Transfer Taxes.

12.07 Duties Regarding Assessments. With respect to property Taxes, the Parties will use their reasonable best efforts to have any taxing or other Governmental Authority levying any such Taxes or payments in lieu thereof, or making any valuations for the purpose of levying any such Taxes or payments in lieu thereof, on the Project, or any beneficial interest or rights therein, assess and levy such Taxes or payments in lieu thereof directly against the Ownership Interest of each Party. All such Taxes or payments in lieu thereof levied against each Party’s Ownership Interest, excepting those Taxes or payments in lieu thereof levied against an individual Party on behalf of the other Party, will be the sole responsibility of the Party upon whose Ownership Interest such Taxes or payments in lieu thereof are levied. If any property Taxes or payments in lieu thereof, are levied or assessed in a manner other than as specified in this Section 12.07 or if an individual Party is levied or assessed on behalf of the Project or the other Party, the Management Committee will establish equitable practices and procedures for the apportionment between the Parties of such Taxes or payments in lieu thereof.

ARTICLE XIII

TERM AND TERMINATION

13.01 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and unless earlier terminated in accordance with the provisions of this Agreement, shall continue until the retirement from service of the Project has been approved by the Management Committee and the Wind-Up Events have been completed, including the payment of all Operating Costs, the distribution of any proceeds of the sale of the Project’s assets and the payment of any other amounts owing hereunder (such date, the “Termination Date”). Upon the expiration of the Term or earlier termination of this Agreement, any funds in the Project Accounts on the Termination Date, after payment of all amounts owing from the Project Accounts in accordance herewith, shall be Project assets, which shall be distributed equally to each Party.

13.02 Winding-Up.

(a) All costs and payments (less salvage credits, if any) associated with the retirement of the Project shall be shared equally by the Parties, including costs and payments incurred in connection with (i) dismantling, demolishing and removing Project equipment, facilities and structures (including the cost of transportation and handling incidental thereto); (ii) terminating any Project Agreement; (iii) plugging and abandoning any of the Project’s production or injection wells; (iv) securing, maintaining and disposing of debris with respect to the Project; (v) any activities necessary to lawfully or responsibly effect such retirement; and (vi) any remediation, restoration or monitoring of the Project Site.

(b) The “Wind-Up Events” shall consist of the following actions with respect to the Project:

(i) The Parties shall direct termination of all Project Agreements in accordance with the terms thereof.

(ii) The Parties shall directly or through agents, brokers or other Persons selected by them (A) timely dispose of the remaining Project assets by sale, auction, partition or otherwise, (B) deposit any proceeds of the disposition of Project assets in the appropriate Project Account, (C) undertake other necessary steps for the winding-up of the Project, including disbursement of any balance remaining in any Project Accounts after the payment of all liabilities arising therefrom, to the Parties in accordance to their respective Ownership Interest, and (D) take all action required by Applicable Law or Prudent Utility Practices to provide for the retirement from service of any Project asset that is not sold or otherwise disposed of, including any remediation, restoration or other actions required by Applicable Law or necessary or desirable for the protection of the Parties from liability.

(iii) Notwithstanding anything in this Section 13.02 to the contrary, as part of the Wind-Up Events, the Navy Agreement and the BLM Leases shall revert back to Orni 16’s sole ownership at no cost to Orni 16 (provided that Orni 16 shall also assume sole responsibility for all liabilities under the Navy Agreement and BLM Leases that accrue after such transfer). NPC shall take all reasonable steps required by Orni 16 and shall execute such instruments as Orni 16 shall reasonably require, in order to effect the transfer of the Navy Agreement and BLM Leases back to Orni 16. The cost and expenses of such transfers shall form part of Operating Cost and be borne by the Parties as set forth in Section 13.02(a).

13.03 Early Termination.

(a) This Agreement may only be terminated (i) if the Parties fail to execute the Construction Contract; (ii) by mutual written agreement of the Parties; (iii) by either Party at any time following the date on which the PUCN notifies NPC that it will not grant the PUCN Approval or FERC notifies NPC that it will not approve the Related Power Purchase Agreement; (iv) by either Party in the event of an Event of Default by the other Party under Section 18.01(a); and (v) prior to the Acquisition Closing Date, by either Party for convenience upon thirty (30) days prior written notice.

(b) This Agreement may also be terminated by either Party, upon the consummation of an acquisition of the other Party’s Ownership Interest.

13.04 Certain Consequences Following Termination.

(a) If this Agreement is terminated in accordance with Section 13.03(a)(ii), Orni 16 shall have a purchase right to acquire NPC’s Ownership Interest and continue with the development of the Project. Upon Orni 16 providing NPC with written notice of its intent to exercise such right, NPC shall Transfer its Ownership Interest to Orni 16 free and clear of any Liens other than Permitted Liens (excluding Liens of NPC Lenders) on the later of the sixtieth (60th) day after receipt of such notice and receipt of (i) FERC Approval and (ii) expiration of the HSR Waiting Period, and upon the earlier to occur of the Commercial Operation Date and a subsequent Transfer by Orni 16 of any portion of its Ownership Interest, Orni 16 shall pay to NPC the cumulative amount of Project Costs paid by NPC prior to the Transfer of NPC’s Ownership Interest, with interest accrued at the Agreed Rate, or, if the Commercial Operation Date shall have already occurred, Orni 16 shall pay to NPC the Fair Market Value of the Ownership Interest upon the Transfer.

(b) If this Agreement is terminated in accordance with Section 13.03(a)(iv), the provisions of Section 18.02(d) shall apply.

(c) Amendment to Power Purchase Agreement. If this Agreement is terminated for any reason, the Parties shall amend the Power Purchase Agreement to provide for the purchase by NPC of one hundred percent (100%) of the Net Available Output at the price set forth therein and reinstate the other terms and provisions of the Power Purchase Agreement as if such agreement was not amended by the PPA Amendment; provided, however, that if this Agreement is terminated in accordance with the terms hereof and NPC acquires all of Orni 16’s Ownership Interest, then the Parties shall terminate the Power Purchase Agreement.

13.05 Termination Date. If neither Party elects to acquire the Ownership Interest of the other in circumstances where such purchase right is granted under this Article XIII, the Parties shall promptly commence the Wind-Up Events.

ARTICLE XIV

INDEMNIFICATION; LIMITATION OF LIABILITY

14.01 Indemnification.

(a) Agreements to Indemnify. Each Party, to the maximum extent permitted by Applicable Law, shall defend, protect, indemnify and hold the other Party, its Affiliates and their respective officers, directors, employees and agents (“Indemnified Persons”) harmless from and against any and all Claims resulting from, arising out of or in connection with (i) the gross negligence, willful misconduct or fraudulent acts of such Party, its Affiliates or their respective officers, directors, employees or agents, arising in connection with this Agreement or the Project, (ii) such Party’s default under this Agreement, (iii) the Personal Taxes of such Party and (iv) Liens in respect of an obligation of such Party that are placed on the Ownership Interest or other property of an Indemnified Person.

(b) Conduct of Claims. Each Indemnified Person shall, promptly after the receipt of notice of any Claim against such Indemnified Person in respect of which indemnification may be sought pursuant to this Section 14.01, notify the other Party from who it seeks indemnity (“Indemnifying Party”) of any such Claim. The Indemnifying Party shall not be obligated to indemnify such Indemnified Person with respect to any such Claim if such Indemnified Person fails to notify the Indemnifying Party thereof in accordance with the provisions of this Section 14.01(b) in sufficient time to permit the Indemnifying Party to defend against any such Claim and to make a timely response thereto, including any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to any such Claim, but only insofar as such failure to notify the Indemnifying Party has actually resulted in material prejudice or damage to the Indemnifying Party. In case any Claim shall be made or brought against an Indemnified Person, the Indemnifying Party may, or if so requested by such Indemnified Person shall, assume the defense thereof with competent counsel of its selection to defend such Indemnified Person. In such circumstances, such Indemnified Person shall (i) at no cost or expense to such Indemnified Person, cooperate with the Indemnifying Party and provide the Indemnifying Party with such information and assistance as the Indemnifying Party shall reasonably request in connection with any such Claim and (ii) at its own cost and expense have the right to participate and be represented by counsel of its own choice with respect to any such Claim; provided, however, that if a Claim creates or may reasonably be expected to create a conflict between the Parties or exposes or may reasonably be expected to expose the Indemnified Party to criminal liability, the Indemnified Party shall (A) not be required to cooperate or provide such information and assistance that the Indemnifying Party requests in connection with such Claim and (B) be entitled to indemnification for reasonable costs and expenses in connection with such Indemnified Party’s participation and representation by counsel of its own choice with respect to such Claim.

(c) Defense of Claims. If the Indemnifying Party agrees in writing to assume the defense of the relevant Claim, (i) the Indemnifying Party shall not be liable for any settlement thereof that is made without its written consent and (ii) the Indemnifying Party shall control the settlement of such Claim; provided, however, that the Indemnifying Party shall not conclude any settlement that requires any action or forbearance from action or payment or admission by the Indemnified Person or any of its Affiliates without the prior written approval of the Indemnified Person. The obligations of an Indemnifying Party shall not extend to any loss, damage or expense of whatever kind and nature (including all related costs and expenses) to the extent the same results from, after the receipt of notice of a Claim against an Indemnified Person, the taking by the Indemnified Person of any action (unless required by Applicable Law or applicable legal process) which prejudices the successful defense of such Claim, without, in any such case, the prior written consent of the Indemnifying Party (such consent not to be required in a case where the Indemnifying Party has not assumed the defense of such Claim). The Indemnified Person shall afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Claim against the Indemnified Person covered by the indemnities contained in this Section 14.01 or conferences with representatives of, or counsel for, such Indemnified Person held in connection with such indemnities.

(d) Contribution of Parties. In the event that any Party involuntarily and not based on its gross negligence or willful misconduct incurs a liability to a third party arising solely because it has an Ownership Interest (a “Shared Liability”), the Party that has incurred the Shared Liability shall promptly notify the Management Committee and the other Party, and such other Party shall be liable for fifty percent (50%) of such Shared Liability and shall pay such amount within ten (10) Business Days of written demand therefor; provided, however, that nothing in this Section 14.01(d) shall alter a Party’s indemnity obligations under this Section 14.01. No Party shall have the right to settle or compromise any Claim with respect to a Shared Liability without the approval of the other Party.

(e) Any Claim indemnified against pursuant to this Section 14.01 shall be net of, but not limited to, any proceeds of insurance received by an Indemnified Person under insurance policies in effect pursuant to the Insurance Plan.

(f) Survival. The indemnities and obligations contained in this Section 14.01 shall survive the expiration or termination of this Agreement.

14.02 Waiver of Consequential Damages. EXCEPT FOR CLAIMS BROUGHT BY THIRD PARTIES UNDER SECTION 14.01, NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. THE PROVISIONS OF THIS SECTION 14.02 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE XV

INSURANCE AND EVENTS OF LOSS

15.01 Insurance. Each Party shall maintain or cause to be maintained insurance of the types, in the amounts and with the deductibles specified in the insurance plan approved by the Management Committee (the “Insurance Plan”), as it may be amended by approval of the Management Committee from time to time.

15.02 Damage or Destruction. Orni 16 shall, promptly after any Event of Loss involving the Project make an initial determination whether such Event of Loss is a Tier I Loss, Tier II Loss, or Tier III Loss and provide the Management Committee with such initial determination and supporting documents. All insurance proceeds paid pursuant to the Insurance Plan in respect of any Event of Loss (the “Insurance Proceeds”) shall be deposited into the appropriate Project Account for use as directed by the Management Committee in accordance with this Article XV.

15.03 Event of Loss. If Orni 16 initially determines that an Event of Loss is a Tier I Loss, Orni 16 shall promptly proceed to repair or replace the affected Project assets, unless the Management Committee has determined, no later than three (3) days following notification of Orni 16’s determination under Section 15.02 that such Event of Loss is a Tier II Loss or a Tier III Loss. If the Management Committee determines that an Event of Loss is a Tier II Loss, then Section 15.04 shall apply. If the Management Committee determines that an Event of Loss is a Tier III Loss then, unless the Parties decide to repair or replace the damaged Project assets, the Parties shall cease operations at the Project and shall initiate the Wind-Up Events. If the Wind-Up Events occur or if one Party elects to purchase the Ownership Interest of the other Party under Section 15.05(a), any Insurance Proceeds shall be distributed equally to the Parties to the extent any such Insurance Proceeds are not needed to pay any costs incurred in connection with the retirement of the Project. If any Insurance Proceeds are received after termination of this Agreement by a Party, fifty percent (50%) of any such Insurance Proceeds shall be promptly paid to the other Party.

15.04 Payment of Restoration Costs. In the event of a Tier II Loss, or, if notwithstanding a Tier III Loss, the Parties agree not to initiate Wind-Up Events, Orni 16 shall promptly revise any Project Budgets affected by the Event of Loss to be promptly approved by the Management Committee and Orni 16 shall proceed at the Management Committee’s direction to cause the repair and replacement of the damaged Project assets. Each Party shall pay for fifty percent (50%) of the repair and restoration costs, net of any Insurance Proceeds, in accordance with the Project Budgets and all remaining Insurance Proceeds shall be distributed equally to the Parties.

15.05 Rebuild or Repair by a Single Party.

(a) If, following an Event of Loss that is a Tier III Loss, one Party desires to retire the Project and one Party desires to rebuild, repair or replace the damaged Project assets, then the Party desiring to rebuild, repair or replace the damaged Project assets shall have the right to purchase the other Party’s Ownership Interest. Upon receiving written notice from the Party desiring to rebuild, repair or replace the damaged Project assets exercising such right, the withdrawing Party shall Transfer its Ownership Interest to the continuing Party free and clear of any Liens other than Permitted Liens (excluding Liens of any NPC Lender or Orni 16 Lender) on the later of sixty (60) days from receipt of such written notice and receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period, at a time and place acceptable to each Party, and the continuing Party shall pay to the withdrawing Party an amount equal to the Fair Market Value (following, and taking into account, the Tier III Loss) of the withdrawing Party’s Ownership Interest upon the Transfer. From and after the date of such Transfer, the withdrawing Party shall have no further rights or obligations under this Agreement or any Project Agreement (other than the payment of any amounts due and unpaid under this Agreement or any Project Agreement as of such date and those obligations that survive termination of this Agreement or any Project Agreement).

(b) For the purposes of this Agreement, “Fair Market Value” means fifty percent (50%) of the cash price at which a willing seller would sell and a willing buyer would buy the Project, being apprised of all relevant facts, as determined pursuant to the provisions of this Section 15.05(b). In order to determine the Fair Market Value, the acquiring Party and the transferring Party shall each, within fifteen (15) Business Days of the transferring Party’s receipt of the notice exercising the purchase right, designate a qualified appraiser. A qualified appraiser shall be an appraiser with at least five (5) years’ experience in the appraisal of properties similar to the Project. If either Party fails to select an appraiser within such fifteen (15) Business Day period, then the selected appraiser shall, within fifteen (15) days thereafter, appoint a second appraiser with similar qualifications (who shall not have performed any work for the appointing Party within the five (5) year period prior to his/her appointment). Each of the two (2) appraisers shall be directed to determine the Fair Market Value of the transferring Party’s Ownership Interests within thirty (30) days of his/her appointment and to notify each Party of his/her determination. If the lower of the two (2) determinations is not less than ninety-five percent (95%) of the higher of the two (2) determinations, then the Fair Market Value shall be the average of the two (2) determinations and such amount shall be binding upon the Parties. If the lower of the two (2) determinations is less than ninety-five percent (95%) of the higher of the two (2) determinations, then the two (2) appraisers shall, within fifteen (15) days thereafter, appoint a third appraiser with similar qualifications (who shall not have performed any work for any Party within the five (5) year period prior to his/her appointment) and shall each furnish to such appraiser a written report of his/her respective determination. Within thirty (30) days of his/her appointment, the third appraiser shall determine the Fair Market Value of the transferring Party’s Ownership Interest and shall notify each Party of his/her determination, which shall be binding upon the Parties. The Fair Market Value determined by the third appraiser shall not be lower than the lower of the two previous determinations nor higher than the higher of the two previous determinations. Each Party shall bear the cost of the appraiser appointed by each such Party, and the Parties shall share equally the cost of the third appraiser (if any).

15.06 Survival. The provisions contained in this Article XV shall survive the expiration or termination of this Agreement.

ARTICLE XVI

CONDEMNATION

16.01 Complete Taking. If title to any part of the Project shall be taken in any Condemnation Action (or conveyed in lieu of any such Condemnation Action), other than for a temporary use or occupancy, and the effects of any such Condemnation Action (or conveyance in lieu thereof) exceed a Tier II Loss, as determined by the Management Committee (a “Complete Taking”), then the Parties shall promptly decide whether to commence Wind-Up Events.

16.02 Partial Taking. In the event of a Condemnation Action that does not give rise to a Complete Taking (a “Partial Taking”), the Term shall not be reduced or affected in any way.

16.03 Condemnation Proceedings. Each Party shall have the right, at its own cost and expense, to appear in any Condemnation Action and to participate in any and all hearings, trials and appeals therein. In the event of the commencement of any Condemnation Action, (a) the Parties shall undertake commercially reasonable efforts to defend against, and maximize the awards from, any such Condemnation Action, (b) no Party shall accept or agree to any conveyance in lieu of any such Condemnation Action of its Ownership Interest unless agreed upon by the other Party, and (c) each Party shall cooperate with the other in any such Condemnation Action and provide the other with such information and assistance as each shall reasonably request in connection with any such Condemnation Action.

16.04 Notice of Condemnation. If a Party receives notice of any proposed or pending Condemnation Action affecting all or part of the Project, such Party receiving such notice shall promptly notify the other Party.

16.05 Condemnation Awards. All Condemnation Awards shall be deposited into the appropriate Project Account, as directed by the Management Committee. If any Condemnation Award is received after termination of this Agreement by a Party, fifty percent (50%) of any such Condemnation Award shall be promptly paid to the other Party.

16.06 Payment of Restoration Costs. Upon the occurrence of a Partial Taking or a Complete Taking and the Parties agreement to not initiate Wind-Up Events, Orni 16 shall promptly revise any Project Budgets affected by the Condemnation Action, to be promptly approved by the Management Committee and Orni 16 shall proceed at the Management Committee’s direction to cause the replacement of the affected Project assets. Each Party shall pay for fifty percent (50%) of the replacement costs, net of any Condemnation Award, in accordance with the Project Budgets and all remaining Condemnation Award shall be distributed equally to the Parties.

16.07 Proceeds upon Termination. Upon the occurrence of a Complete Taking and if the Parties agree to commence Wind-Up Events or if one Party elects to purchase the Ownership Interest of the other Party under Section 16.08, any Condemnation Award shall be distributed equally to the Parties to the extent any such Condemnation Award is not needed to pay any costs incurred in connection with the retirement of the Project.

16.08 Rebuild or Repair by a Single Party. If, following a Complete Taking, one Party desires to retire the Project and one Party desires to rebuild or replace the condemned Project assets, then the Party desiring to rebuild or replace the condemned Project assets shall have the right to purchase the other Party’s Ownership Interest. Upon receiving written notice from the Party desiring to rebuild or replace the condemned Project assets exercising such right, the withdrawing Party shall Transfer its Ownership Interest to the continuing Party free and clear of any Liens other than Permitted Liens (excluding Liens of any NPC Lender or Orni 16 Lender) on the later of sixty (60) days from receipt of such written notice and receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period, at a time and place acceptable to each Party, and the continuing Party shall pay to the withdrawing Party an amount equal to the Fair Market Value (following, and taking into account, the Complete Taking) of the withdrawing Party’s Ownership Interest upon the Transfer. From and after the date for such Transfer, the withdrawing Party shall have no further rights or obligations under this Agreement or any Project Agreement (other than the payment of any amounts due and unpaid under this Agreement or any Project Agreement as of such date and those obligations that survive termination of this Agreement or any Project Agreement).

16.09 Survival. The provisions contained in this Article XVI shall survive the expiration or termination of this Agreement.

ARTICLE XVII

TRANSFERS AND CHANGES OF CONTROL

17.01 Transfers.

(a) Except for Permitted Transfers, no Party may directly or indirectly Transfer all or any portion of its Ownership Interest or its rights or obligations under this Agreement or any Project Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 17.01, any grounds that are reasonably likely to have an adverse effect on a Party or the Project shall constitute grounds for withholding or conditioning approval and shall be described to the Transferring Party in reasonable detail if such approval is withheld or conditioned.

(b) No Transfer of an Ownership Interest or any rights or obligations under this Agreement or any Project Agreement shall be permitted, or shall become effective, unless such Transfer includes a corresponding and equivalent Transfer of all associated rights, obligations and interests of the Transferring Party in and to the Project, this Agreement and the Project Agreements.

(c) Any Transfer that is made in violation of this Agreement shall be void ab initio.

17.02 Right of First Refusal.

(a) Offer Notice. If any Party proposes to make a Transfer of all or part of its Ownership Interest (“Transferring Party”) that is not a Permitted Transfer (but excluding a Permitted Transfer described in Section 17.03(c)(ii)), the Transferring Party may make such

Transfer only if it has complied with the provisions of this Section 17.02 and such Transfer is made in accordance with the other requirements of this Article XVII. Prior to making such Transfer, the Transferring Party shall give to the other Party written notice (except if the non-Transferring Party is in default under Section 18.01(a), Section 18.01(e) or Section 18.01(f)) of the proposed transaction with a third party (the “Offer Notice”), which notice shall fully disclose (i) the terms of the proposed transaction or transactions, (ii) the Ownership Interest that is the subject of the Offer Notice (the “Offered Interest”), (iii) the identity of the proposed transferees and (iv) the date on which the offer shall expire if not accepted, which shall be at least thirty (30) days after the other Party has received the Offer Notice (the “Offer Deadline”). Any transaction or transactions of the Offered Interest with a third party shall not be consummated until the other Party has failed to accept the offer contained in the Offer Notice on or before the Offer Deadline.

(b) Return Notice. Upon receipt of an Offer Notice, the other Party shall have a right to acquire all but not less than all of the Offered Interest, upon the same terms and conditions that are set forth in the Offer Notice. On or prior to the Offer Deadline, the other Party shall give written notice to the Transferring Party stating whether or not it elects to acquire the Offered Interest (the “Return Notice”), which election shall be irrevocable and subject only to receipt of any applicable Governmental Approvals, which approvals shall be promptly sought and diligently pursued. A failure to give the Return Notice on or before the Offer Deadline shall be deemed to be an election not to acquire the Offered Interest.

(c) Acquisition. If a Party delivers a Return Notice electing its right to acquire the Offered Interest, the Transferring Party and the other Party as soon as practicable shall execute such instruments as may be necessary and appropriate to effectuate the Transfer to such other Party, free and clear of all Liens for which the Transferring Party may be liable and which are not by the terms of the Offer Notice, specifically identified as surviving the Transfer of the Offered Interest. The Party that has elected to acquire the Offered Interest must close on the acquisition of the Offered Interest within sixty (60) days after (i) the Transferring Party has satisfied all conditions precedent contained in the Offer Notice, (ii) the Transferring Party has delivered the instruments for the Transfer to the acquiring Party, and (iii) the acquiring Party has received receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period. Failure to close on the acquisition of the Offered Interest within such time period shall be deemed to be a rejection of the Offer Notice to the extent such failure to close is solely attributable to the acquiring Party.

(d) Conditions of Transfer. If the Party receiving the Offer Notice does not elect or is deemed not to have elected to acquire the Offered Interest as provided in this Section 17.02, the Transferring Party may, subject to the other requirements of this Article XVII, consummate the Transfer of the Offered Interest to a third party acceptable to the other Party as long as the terms are the same as or more favorable to the Transferring Party than those described in the Offer Notice.

(e) Further Conditions of Transfer. The right of the Transferring Party to Transfer the Offered Interest other than Permitted Transfers, shall remain subject to the requirements of Sections 17.01, 17.02(a), 17.02(b), 17.02(c) and 17.02(d), if the Transferring Party:

(i) fails to consummate its proposed transaction with a third party within one hundred eighty (180) days of the Offer Deadline;

(ii) undertakes to, without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, Transfer such Offered Interest to Persons or their Affiliates other than those Persons whose identity was disclosed in the Offer Notice; or

(iii) undertakes to dispose of the Offered Interest upon terms and conditions less favorable to the Transferring Party than the terms and conditions than were contained in the Offer Notice.

(f) Change of Control. Upon the occurrence of any direct or indirect change in Control of either Party, except any change in Control of Orni 16 in connection with a transaction to monetize PTCs involving a sale of membership interests in Orni 16 that includes a buyback option, the other Party shall have the right to acquire the Ownership Interest of the Party subject to the change in Control at Fair Market Value.

17.03 Permitted Transfers. Although the following shall constitute a Transfer under this Agreement, no consent of the other Party shall be required for any of the following Transfers (each, a “Permitted Transfer”):

(a) a Transfer by NPC to SPPC;

(b) except as provided in Section 17.03(a), a Transfer by a Party of part or all of its Ownership Interest to one (1) or more of its Affiliates, provided that the obligations of such Affiliate(s) are supported by an unconditional guaranty of such Party (or ONI in the case of Orni 16) for the benefit of the other Party, which guaranty is in a form reasonably acceptable to the other Party; and

(c) (i) subject to Article XX, a Party’s collateral assignment, mortgage, hypothecation, pledge or other encumbrance of all or any portion of its Ownership Interest in favor of the Orni 16 Lenders or NPC Lenders; and (ii) any such lender(s)’ assignment of the assigned Ownership Interest to any subsequent assignee in connection with the sale, transfer or exchange of its rights therein upon and after the exercise of its rights and enforcement of its remedies under the applicable financing and security instruments;

(d) any Transfer for which the non-Transferring Party has provided written consent.

17.04 Other Transfer Restrictions. Notwithstanding anything to the contrary, no Transfer (except for a Transfer pursuant to Section 17.03(c)(i)) shall be valid unless:

(a) such Transfer is a Permitted Transfer;

(b) the Transferring Party has notified the other Party of the name, address, phone number, tax identification number and contact person of the transferee;

(c) the proposed transferee has assumed responsibility for performance of all of the liabilities and obligations of the Transferring Party under this Agreement, each Project Agreement to which the Transferring Party is a party and otherwise relating to the Ownership Interest that the transferee acquires arising on and after the date of the Transfer, pursuant to a written instrument of assignment and assumption substantially in the form attached hereto as Exhibit D;

(d) all amounts due and owing by the Transferring Party under this Agreement shall have been paid in full;

(e) such Transfer shall not result in a breach or event of default under this Agreement or any Project Agreement; and

(f) such Transfer shall not cause the Project or a Party to be subject to any Applicable Law to which it was not previously subject and which constitutes a Material Adverse Effect with respect to a Party.

17.05 Estoppel Certificate. In connection with any Transfer by a Party that is permitted by this Agreement, upon request, the other Party agrees to execute and deliver to the Transferring Party an estoppel certificate intended to be relied upon by the Transferring Party, a transferee pursuant to a Transfer permitted by this Agreement, or any third party creditor, as the case may be, stating:

(a) that this Agreement is unmodified and is in full force and effect (or, if there have been modifications that this Agreement is in full force and effect as modified and referencing the modifying instruments);

(b) to the knowledge of the Party issuing the certificate, whether there are any uncured Events of Default of a Party under this Agreement (and specifying each such Event of Default as to which such Party has knowledge); and

(c) such Party’s current address for purposes of giving notice.

17.06 Release of Liability. Upon the occurrence of a Transfer complying with all requirements hereunder or any Transfer contemplated by Sections 6.05, 8.01(g), 8.01(j), 13.04, 15.05 and 16.08, the Transferring Party shall be released of all liabilities and obligations with respect to this Agreement or any Project Agreement arising on and after the effective date of such Transfer, except with respect to any Transfer contemplated by Section 17.03(b) and (c).

ARTICLE XVIII

DEFAULT AND REMEDIES

18.01 Events of Default. Each of the following events shall be an “Event of Default” under this Agreement:

(a) Failure to Make Payment. Failure by a Party to make any Contribution or payment required under this Agreement within thirty (30) days after the date on which such Contribution or payment becomes due.

(b) Failure to Perform. Failure by a Party to perform any material obligation, duty or responsibility in accordance with the provisions of this Agreement in any material respect and such failure is not remedied within thirty (30) days after written notice thereof is provided to such Party, provided, that if the default is not susceptible to cure within such thirty (30) day period the defaulting Party is diligently pursuing such cure and such default is capable of being cured within the requested period, such period may be extended as reasonably requested by the defaulting Party to cure such default; not to exceed one hundred fifty (150) additional days.

(c) Breach of a Representation and Warranty. Any representation or warranty made by either Party in Article XIX shall be untrue or misleading in any material respect as of the time made; provided that, in respect of unintentional misrepresentations or warranties which are capable of being remedied, any such unintentional misrepresentation shall not be deemed to be an Event of Default if such misrepresentation is corrected within sixty (60) days of the occurrence thereof.

(d) Orni 16 Change in Control. Unless NPC has provided its written consent (which shall not be unreasonably withheld or delayed), any change in Control over (i) Orni 16 occurs between the Effective Date and the Commercial Operation Date; and (ii) the Construction Contractor, Drilling Manager or Operator; provided, however, that a change of direct ownership of Orni 16, or of the Drilling Manager or Operator while either such entity is an Affiliate of Orni 16 other than ONI, shall not constitute a default hereunder so long as ONI continues to exercise Control over Orni 16 or over such entity that is the Drilling Manager or Operator, and a change of direct ownership in the Construction Contractor, or in the Drilling Manager or Operator while either such entity is ONI, shall not constitute a default hereunder so long as Ormat Technologies, Inc. continues to exercise Control over ONI.

(e) Bankruptcy Event. The occurrence of a Bankruptcy Event with respect to a Party.

(f) Default or Bankruptcy of ONI; Failure of Guaranty. A breach by ONI of any material representation or obligation made by it under the ONI Guaranty or the occurrence of a Bankruptcy Event with respect to ONI or failure of the ONI Guaranty to be in full force and effect, and such events shall constitute an Event of Default by Orni 16.

18.02 Remedies.

(a) Remedies Not Exclusive. Upon the occurrence of an Event of Default by a Party under this Agreement, the non-defaulting Party shall have available to it all remedies hereunder, as well as all legal and equitable remedies, including those available in order to enforce payment of any amounts or performance of any obligations. No remedy conferred upon or reserved by a Party is intended to be exclusive of any other remedy or remedies available hereunder or now or hereafter existing at law or in equity, each and every such remedy shall be cumulative and shall be in addition to every other such remedy.

(b) Injunctive Relief and Specific Performance. Each Party acknowledges and agrees that the failure to perform any of their respective obligations under this Agreement would cause irreparable harm to the other Party and that the remedy at law for any violation or threatened violation thereof would be inadequate, and further agrees that the other Party shall be entitled to a temporary or permanent injunction, specific performance or other equitable relief specifically to enforce such obligation without the necessity of proving the inadequacy of its legal remedies. Neither Party shall be required to post any guaranty, letter of credit, bond or other security to obtain an order or decree of specific performance.

(c) Loss of Voting Rights. If an Event of Default has occurred then, without limiting any other rights that the non-defaulting Party might have, for so long as such Event of Default remains outstanding, (i) the defaulting Party’s Authorized Representatives shall not have any right to decide, approve, authorize or vote on any matters before the Management Committee and (ii) the non-defaulting Party’s Authorized Representatives shall be entitled to represent the defaulting Party with respect to all matters before the Management Committee and the quorum requirements under Section 8.01(f) shall be deemed satisfied.

(d) Purchase Right Upon Payment Default. If an Event of Default for failure to make payments, as described in Section 18.01(a) has occurred, then, without limiting any other rights that the non-defaulting Party might have, such non-defaulting Party may, upon written notice to the defaulting Party delivered while such Event of Default remains outstanding, purchase all, but not less than all, of the Ownership Interests of the defaulting Party. Upon the non-defaulting Party providing the defaulting Party with written notice of its intent to exercise such right, the defaulting Party shall Transfer its Ownership Interest to the non-defaulting Party free and clear of any Liens other than Permitted Liens (excluding the Liens of any Orni 16 Lender or NPC Lender) on the later of sixty (60) days after receipt of such notice and receipt of (i) PUCN Approval, (ii) FERC Approval and (iii) expiration of the HSR Waiting Period, and upon the earlier to occur of the Commercial Operation Date and a subsequent Transfer by the non-defaulting Party of any portion of its Ownership Interest, the non-defaulting Party shall pay to the defaulting Party the cumulative amount of Project Costs paid by the defaulting Party prior to the Transfer of the defaulting Party’s Ownership Interest, with interest accrued at the Agreed Rate.

(e) Loss of Right to Output. If an Event of Default under Section 18.01(a) has occurred, then, without limiting any other rights that the non-defaulting Party might have, such non-defaulting Party may, upon written notice to the defaulting Party delivered while such Event of Default remains outstanding, recover the defaulted payments by temporarily receiving the defaulting Party’s share of the Net Available Output, upon fifteen (15) days written notice to the defaulting Party. Receipt of such portion of the defaulting Party’s share of the Net Available Output shall continue until such time as the non-defaulting Party has received an additional amount of Energy (in MWhs) as a result of such temporary entitlement, in an amount equal to the payment default plus interest at the Default Rate, as determined using the pricing provisions set forth in the Power Purchase Agreement or such other power purchase agreement entered into between the Parties pursuant to Section 3.08. Once the non-defaulting Party has received such additional amount of Energy, the Parties shall immediately, and without further action by the Parties, each be entitled to fully receive their equal shares of the Net Available Output in accordance with Section 2.01.

(f) Step-In Rights. If an Event of Default by Orni 16 occurs, then, without limiting any other rights that NPC might otherwise have, NPC may, upon written notice to Orni 16 delivered while such Event of Default remains outstanding, assume management of the Project (or any portion thereof), including management of all Joint Development Activities, Joint Construction Activities and Operating Activities. If NPC elects its rights provided in this Section 18.02(f), it shall appoint a new Project Manager, subject to Management Committee approval not to be unreasonably withheld. Such Project Manager may be an employee, consultant or advisor of NPC. If NPC elects its rights provided in this Section 18.02(f), NPC may retain such managerial responsibilities throughout the Term or relinquish all or any part thereof from time to time to Orni 16; provided, however, that Orni 16 may elect to re-assume management of the Project once Orni 16 has no Events of Default outstanding.

18.03 Additional Obligations. With respect to a Party as to which an Event of Default has occurred, such Party shall use its best efforts to take any and all such further actions and shall execute and file where appropriate any and all such further legal documents and papers as may be reasonable under the circumstances in order to facilitate the carrying out of this Agreement or otherwise effectuate its purpose, including action to seek any required Governmental Approval and to obtain any other required consent, release, amendment, or other similar document.

18.04 Interest on Overdue Payments and Contributions; Setoff. If any sum due hereunder is not paid or contributed by the due date therefor, the Party owing such obligation shall pay to the other Party or to the Project Account, as appropriate, interest thereon at the Default Rate concurrently with the payment of the amount, such interest to begin to accrue as of the due date of such payment or Contribution. Further, the non-defaulting Party shall have the right to setoff any amount owed to it by the defaulting Party hereunder against any amounts owed by it to the defaulting Party hereunder.

ARTICLE XIX

REPRESENTATIONS AND WARRANTIES

19.01 Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date and again as of the Acquisition Closing Date (as though made on and as of such date) unless any representation herein is made as of a particular date:

(a) Due Organization. Such Party is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and in good standing as a foreign entity in the jurisdiction of its principal place of business (if not formed in that jurisdiction).

(b) Power and Authority. Such Party has the full legal right, power and authority to enter into this Agreement and perform its obligations under this Agreement.

(c) Due Authorization. Such Party has taken all appropriate and necessary corporate action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereunder.

(d) Consents. Except for Required Consents and Required Transfer Governmental Approvals, no consent, approval or action of, filing with or notice to any Governmental Authority or other Person is required to be obtained by such Party for Orni 16 to sell and NPC to purchase a fifty percent (50%) undivided ownership interest in the Project.

(e) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Applicable Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

(f) No Violation. The execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, (i) do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of such Party and (ii) do not conflict with and will not result in a breach or violation of any of the terms or provisions of any existing Applicable Law to which such Party is subject or by which it or any of its property is bound, or any material agreement or instrument to which such Party is a party or by which it or any of its property is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any Lien upon any of its property.

(g) No Litigation. There is no litigation pending or, to the best of such Party’s knowledge, threatened to which such Party or any of its Affiliates is a party that, if adversely determined would result in a Material Adverse Effect or that could reasonably be expected to have a Material Adverse Effect.

(h) Authorized Signatory. The representative executing this Agreement on behalf of such Party is duly authorized to execute this Agreement on such Party’s behalf and to bind such Party hereunder.

19.02 Special Representations and Warranties of Orni 16. On and as of the Acquisition Closing Date (as though made on and as of such date), Orni 16 represents and warrants to NPC:

(a) Title to Project. Orni 16 owns and possesses good and valid title to all of the ownership interest in all the Project assets (tangible and intangible) constituting personal property in which Orni 16 will sell and NPC will acquire a fifty percent (50%) undivided ownership interest, and will convey good and valid title to such a fifty percent (50%) undivided ownership interest, free and clear of all Liens, except Permitted Liens (except Liens of Orni 16 Lenders). Orni 16 owns and possesses all of the, and will be conveying good and valid fee title or leasehold interest to an undivided fifty percent (50%), ownership interest in the Project Site and the Easements, free and clear of all Liens other than Permitted Liens (except Liens of Orni 16 Lenders).

(b) Agreements. Orni 16 has delivered to NPC true and correct copies of each Project Agreement to which Orni 16 or any of its Affiliates is a party as of the Acquisition Closing Date. Each Affiliate Contract is in full force and effect and except as disclosed to NPC in Schedule 5, neither Orni 16 nor any of its Affiliates is in default of any obligations under each such agreement and each such agreement is an enforceable and binding obligation of the parties thereto. With respect to the Project Agreements, except as disclosed to NPC in Schedule 5, Orni 16 is not, and to Orni 16’s knowledge no counterparty to any such agreement is, in default of its obligations under any such agreement and each such agreement is an enforceable and binding obligation of Orni 16 and, to its knowledge, each such counterpart.

(c) Governmental Approvals; Compliance with Laws; Hazardous Substances.

(i) Orni 16 has provided true and correct copies of each of the Governmental Approvals set forth in Schedule 2 and all other material Governmental Approvals.

(ii) Orni 16 has obtained all Governmental Approvals that are necessary for the current stage of the Project and necessary for Orni 16 to perform its obligations under this Agreement and the Project Agreements as of the Acquisition Closing Date.

(iii) No application submitted by or on behalf of Orni 16 or any of its Affiliates in connection with each Governmental Approval contains any intentional misrepresentation. Orni 16 is in compliance with each Governmental Approval in all material respects and each Governmental Approval (A) is in full force and effect, (B) is not subject to any legal proceeding or to any unsatisfied condition that (1) is not reasonably expected to be satisfied or (2) could reasonably be expected to allow material modification or revocation thereof, and (C) is final and all applicable appeal periods have expired or terminated.

(iv) Orni 16 is in compliance with all Applicable Laws, except for any violations which do not, individually or in the aggregate, have and could not reasonably be expected to have a Material Adverse Effect.

(v) To the knowledge of Orni 16 after due inquiry, and except as would not reasonably be expected to have a Material Adverse Effect, Hazardous Substances have not been released, spilled, leaked or disposed of on, at, or under the Project Site, or on, at, or under any property adjacent to the Project Site.

(d) Required Consents. Orni 16 has obtained all of its Required Consents and Required Transfer Governmental Approvals.

(e) Disclosure. Neither the representations in this Section 19.02, nor any other written material delivered by or on behalf of Orni 16 to NPC contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. There is no fact that has not been disclosed to NPC of which Orni 16 or its Affiliates is aware and which would constitute or could reasonably be expected to result in a Material Adverse Effect on the Project.

19.03 Special Representations and Warranties of NPC.

(a) On and as of the Acquisition Closing Date (as though made on and as of such date), NPC represents and warrants to Orni 16 that NPC has obtained all of its Required Consents and Required Transfer Governmental Approvals and Governmental Approvals to perform its obligations under this Agreement and the Project Agreements as of the Acquisition Closing Date, including, with respect to “PUCN Approvals” only, the transfer of Ownership Interests to Orni 16.

(b) NPC expressly acknowledges that no representation or warranty has been made by Orni 16 regarding the accuracy of any projections, estimates or budgets, availability or suitability for any purpose of geothermal resources, future revenues, future results from operations, future cash flows, or the future condition of the Project or any assets comprising the Project, including, without limitation, the potential Capacity of the Project, other than that to the extent any such projections, estimates or budgets were prepared by Orni 16 or its Affiliates, they were prepared in good faith based on reasonable assumptions at the time they were made or prepared. NPC further expressly acknowledges that no representation or warranty has been made by Orni 16 regarding the availability or eligibility to claim production tax credits or any other tax or investment incentives in relation to the Project.

ARTICLE XX

LIENS; FINANCING MATTERS

20.01 Liens.

(a) Other than a Permitted Lien, no Party may create or permit to exist a Lien in respect of the Project or its Ownership Interests without the prior written consent of the other Party. In no event may any Party take any action that would cause or permit a Lien to exist on the Ownership Interest of the other Party.

(b) If (i) any Lien or claim of Lien is filed against the Project or the Ownership Interest of a Party by reason of any services or materials supplied or claimed to have been supplied to all or part of the Project, and (ii) such Lien or claim of Lien has not been satisfied or discharged of record, or its enforcement precluded, to the reasonable satisfaction of the Management Committee, by injunction, payment, deposit, bond, order of court or otherwise as soon as is reasonably practicable and, in any event, no later than the date estimated by the Management Committee to be thirty (30) days prior to the first date on which foreclosure of such Lien is permitted under Applicable Laws, then a Party shall have the right, but not the obligation, to satisfy, bond or discharge such Lien and fifty percent (50%) of the amount incurred by such Party shall be promptly reimbursed by the other Party; provided, however, that in the event such Lien has been imposed as a consequence of an unauthorized act or omission, gross negligence or willful misconduct of a Party, such Party shall pay all costs in connection with satisfying, bonding and discharging such Lien.

20.02 Financing. Each Party shall be responsible for securing any financing it requires to pay its respective share of any Project Costs or other costs payable by such Party in connection with the Project, this Agreement and the Project Agreements.

20.03 Requirements for Financing. As a condition to granting any Lien to a Project Lender of either Party, such Project Lender (or its agent) shall enter into a non-disturbance agreement (a “Non-Disturbance Agreement”) with the other Party, in form and substance reasonably acceptable to such other Party, containing non-disturbance provisions protecting such other Party’s rights under this Agreement, any agreements or instruments entered into or executed in connection with the transactions contemplated by this Agreement, the Power Purchase Agreement and the Project Agreements (collectively, the “Designated Agreements”). Each Non-Disturbance Agreement shall contain, but need not be limited to, an agreement by a Party’s Project Lender that (i) the rights of the other Party under the Designated Agreements shall not be affected or disturbed by such Project Lender in the exercise of any of its rights under any Project Financing Agreement, (ii) if any judicial or non-judicial foreclosure sale occurs under any Project Financing Agreement or any conveyance in lieu of foreclosure occurs under any such Project Financing Agreement, this Agreement and the other Designated Agreements shall continue in effect and shall not be terminated and any purchaser of the defaulting Party’s Ownership Interest shall become bound to the other Party to perform all of defaulting Party’s obligations under this Agreement and the other Designated Agreements whether arising before or after such foreclosure or conveyance in lieu thereof, and (iii) any judicial or non-judicial foreclosure sales and any conveyances in lieu of foreclosure under any Project Financing Agreement shall constitute a Transfer to which the terms and conditions of Article XVII shall apply.

ARTICLE XXI

MISCELLANEOUS

21.01 Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive law of the State of Nevada without reference to any principles of conflicts of laws thereof that require the application of the laws of another jurisdiction.

21.02 Dispute Resolution; Binding Arbitration.

(a) Negotiation. Any dispute, controversy or claim arising under or relating to this Agreement, or the breach, termination or validity thereof (a “Dispute”), which cannot be resolved by the Parties through negotiation by the Parties’ Authorized Representatives within ten (10) days of written referral thereto by a Party shall be referred to a panel consisting of a senior executive (President or a Vice President) of each Party, with authority to decide or resolve the matter in dispute, for review and resolution. Such senior executives shall meet and in good faith attempt to resolve the Dispute within twenty-five (25) days after delivery of written notice of the Dispute by one Party to the other Party.

(b) Arbitration. If the Parties fail for any reason to resolve the Dispute as provided in Section 21.02(a) (or any mutually agreed extension), the Parties agree to arbitrate the Dispute using the following procedures:

(i) At the request of either Party upon written notice to that effect to the other Party (a “Demand”), the Dispute shall be finally settled by binding arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein and unless the Parties agree otherwise in writing, provided that disputes regarding Contributions shall be settled in accordance with the Expedited Procedures of the Commercial Dispute Resolutions Procedures of the AAA. The Demand must include statements of the facts and circumstances surrounding the Dispute, the legal obligation breached by the other Party, the amount in controversy and the requested relief accompanied by documents supporting the Demand.

(ii) Arbitration shall be held in Las Vegas, Nevada. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

(iii) Each Party shall select one (1) arbitrator within ten (10) days of the receipt of the Demand, or if a Party fails to make such selection within ten (10) days from the receipt of the Demand, the AAA shall make such appointment. The two (2) arbitrators thus appointed shall select the third arbitrator, who shall act as the chairman of the panel. If the two arbitrators fail to agree on a third arbitrator within fifteen (15) days of the selection of the second arbitrator, the AAA shall make such appointment from its National Roster in accordance with its rules.

(iv) The award shall be determined by majority vote. The award shall be in writing (stating the award and the reasons therefor) and shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any Disputes, counterclaims, or accountings presented to the arbitral panel. The arbitral panel shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates, except to the extent that applicable interest rates are otherwise provided herein. Judgment upon any award may be entered in any court having jurisdiction. For purposes of a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings, the Parties hereby agree to submit to the jurisdiction of the United States federal courts located in, and the local courts of, the State of Nevada. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the jurisdiction of such courts or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby consents to service of process by registered mail or receipted courier at its address set forth herein and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party.

(v) This Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vi) Unless otherwise ordered by the arbitrators, each Party shall bear its own costs and fees, including attorneys’ fees and expenses. The Parties expressly agree that the arbitrators shall have no power to consider or award any form of damages barred by Section 14.02.

(vii) The Parties, to the fullest extent permitted by Applicable Law, hereby irrevocably waive and exclude any recourse to the court system other than to enforce the agreement to arbitrate pursuant to this Section 21.02, for attachment, or other order in aid of arbitration proceedings or to enforce the award of the arbitral panel.

(viii) This Section 21.02 shall not apply (x) to the resolution of any Deadlock and (y) to the resolution of any disputes arising under any Affiliate Contract, which shall be resolved by the dispute resolution provisions provided therein.

21.03 Force Majeure.

(a) “Force Majeure” means an event not anticipated as of the Effective Date, which (i) is caused by factors beyond the reasonable control of the Party claiming such event (the “Claiming Party”), (ii) is not attributable to the negligence or willful misconduct on the part of the Claiming Party and (iii) by the exercise of due diligence the Claiming Party is unable to prevent or overcome in a commercially reasonable manner or obtain or cause to be obtained a commercially reasonable substitute performance therefor. Events of Force Majeure include: acts of God; fire, civil disturbance; labor dispute or labor shortages; strikes; sabotage; action or restraint by court order or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint); and inability after diligent application to obtain or maintain required permits, licenses, zoning or other required approvals from any Governmental Authority or other third party whose consent is required as a condition to a Party’s performance hereunder.

(b) Suspension. If a Claiming Party is rendered unable by Force Majeure to carry out, in whole or in part, its obligations under this Agreement and such Party gives written notice and full details of the event to the other Party as soon as practicable after the occurrence of the event, then during the pendency of such Force Majeure but for no longer period, the obligations of the Claiming Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent required. The Claiming Party shall remedy the Force Majeure with all reasonable dispatch. For avoidance of doubt, this Section 21.03(b) does not restrict the termination rights provided under Section 13.03(a)(iii).

21.04 Notices.

(a) Means of Notification. Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to NPC:

Nevada Power Company

P.O. Box 98910

Las Vegas, NV 89151

Attention: Corporate Senior Vice President, Generation and Energy Supply

Facsimile: (702) 367-5869

If to Orni 16:

Orni 16 LLC

c/o Ormat Nevada Inc.

6225 Neil Road

Suite 300

Reno, NV 89511

Attention: President

Facsimile: (775) 356-9039

(b) Effective Time. Notice given by personal delivery, mail or overnight courier pursuant to this Section 21.04 shall be effective upon physical receipt. Notice given by fax pursuant to this Section 21.04 shall be effective as of (i) the date of confirmed delivery if delivered before 5:00 p.m. (local prevailing time of the recipient) on any Business Day, or (ii) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. (local prevailing time of the recipient) on any Business Day or during any day that is not a Business Day.

21.05 Waivers. Except as otherwise provided herein, no provision of this Agreement may be waived except in writing. No failure by a Party to exercise, and no delay in exercising, short of the statutory period, any right, power or remedy under this Agreement shall operate as a waiver thereof. Any waiver at any time by a Party of its right with respect to an Event of Default under this Agreement, or with respect to any other matter arising in connection therewith, shall not be deemed a waiver with respect to any subsequent Event of Default or matter.

21.06 No Reliance. EACH PARTY ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, IT HAS NOT RELIED ON ANY STATEMENT, REPRESENTATION OR PROMISE OF THE OTHER PARTY OR ANY OTHER PERSON EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.

21.07 No Third-Party Beneficiaries. Except as expressly provided otherwise herein, none of the promises, rights or obligations contained in this Agreement shall inure to the benefit of any Person that is not a Party, and no action may be commenced or prosecuted against any Party by any third party claiming to be a third-party beneficiary of this Agreement or the transactions contemplated hereby.

21.08 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

21.09 Independent Counsel. The Parties acknowledge that they have been represented by independent counsel in connection with this Agreement, they fully understand the terms of this Agreement, and they voluntarily agree to those terms for the purposes of making a full compromise and settlement of the subject matter of this Agreement.

21.10 Further Assurances. Each Party shall promptly and with all due diligence take all necessary action in aid of obtaining all Governmental Approvals necessary to carry out its obligations under this Agreement. Each Party shall, from time to time on request, execute deeds, bills of sale and such other documents that may be necessary in addition to this Agreement to evidence title and to effectuate the provisions of this Agreement.

21.11 No Fiduciary Relationship. IN THEIR RELATIONS WITH EACH OTHER UNDER THIS AGREEMENT, THE PARTIES SHALL NOT BE CONSIDERED FIDUCIARIES OR TO HAVE ESTABLISHED A CONFIDENTIAL RELATIONSHIP. THE PARTIES SHALL ACT IN GOOD FAITH IN THEIR DEALINGS WITH EACH OTHER WITH RESPECT TO ACTIVITIES HEREUNDER. NEITHER PARTY NOR ANY AFFILIATE OF ANY PARTY, BY REASON OF SUCH PARTY’S OWNERSHIP INTEREST OR ELECTION OF A PARTY’S AUTHORIZED REPRESENTATIVES, SHALL BE PRECLUDED FROM ENGAGING IN ANY ACTIVITIES SIMILAR TO THOSE TO BE CONDUCTED BY THE OTHER PARTY IN RESPECT OF THE PROJECT OR ANY ACTIVITIES INCIDENTAL OR RELATED THERETO.

21.12 Confidential Information.

(a) Confidential Information. “Confidential Information” means information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with the performance of this Agreement that is clearly labeled or designated by the Disclosing Party as “confidential” or “proprietary” or with words of like meaning or, if disclosed orally, clearly identified as confidential with that status confirmed promptly thereafter in writing, excluding, however, information excluded as provided in Section 21.12(c). Notwithstanding the foregoing, the Books and Records of both Parties and this Agreement shall be Confidential Information.

(b) Treatment of Confidential Information. The Receiving Party shall treat any Confidential Information with at least the same degree of care regarding its secrecy and confidentiality as the Receiving Party’s similar information is treated within the Receiving Party’s organization. The Receiving Party shall keep confidential and not disclose the Confidential Information of the Disclosing Party to third parties (except as stated hereinafter) nor use it for any purpose other than the performance under this Agreement, without the express prior written consent of the Disclosing Party. The Receiving Party further agrees that it shall restrict disclosure of Confidential Information as follows:

(i) Disclosure shall be restricted solely to (A) its agents as may be necessary to perform its obligations under this Agreement, (B) its Affiliates, shareholders, directors, officers, employees, advisors, NPC Lenders and Orni 16 Lenders (as the case may be), rating agencies, and representatives as necessary, (C) any Governmental Authority in connection with seeking any required Governmental Approval, (D) to the extent required by Applicable Law or as required by any stock exchange rules, and (E) potential assignees or transferees of this Agreement (together with their agents, advisors and representatives), as may be necessary in connection with any Transfer (which Transfer shall be in compliance with Article XVII), in each case after advising those Persons of their obligations under this Section 21.12.

(ii) In the event that the Receiving Party is required by Applicable Law to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy and to consult with the Disclosing Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process. The Receiving Party agrees not to oppose any action by the Disclosing Party to obtain a protective order or other appropriate remedy. In the absence of such protective order, and provided that the Receiving Party is advised by its counsel that it is compelled to disclose the Confidential Information, the Receiving Party shall: (A) furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required; and (B) use its commercially reasonable efforts, at the expense of the Disclosing Party, to ensure that all Confidential Information so disclosed will be accorded confidential treatment. This Section 21.12(b)(ii) shall not apply to the disclosure of this Agreement in connection with seeking any Governmental Approval or complying with any stock exchange rules.

(c) Excluded Information. Confidential Information shall not include the following:

(i) information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in breach of this Section 21.12;

(ii) information which was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party; and

(iii) information which becomes available to the Receiving Party on a non-confidential basis from a Person other than the Disclosing Party or its representative who is not otherwise bound by a confidentiality agreement with the Disclosing Party or its representative or is otherwise not under any obligation to the Disclosing Party or its representative not to disclose the information to the Receiving Party.

(d) Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Project or the transactions contemplated hereby and they shall not issue any such public announcement, statement or other disclosure without having first received Management Committee approval, except as may be required by Applicable Law (including any stock exchange rules). It shall not be deemed a violation of this Section 21.12 to file this Agreement with the PUCN or any other Governmental Authority for approval as required by Applicable Law.

21.13 Entire Agreement. This Agreement, including all schedules, attachments and exhibits hereto, constitutes the complete and entire expression of agreement between the Parties and supersedes all prior and contemporaneous offers, promises, representations, negotiations, discussions, and communications, whether written or oral, which may have been made in connection with the subject matter of this Agreement. Any such representations or claims are hereby disclaimed.

21.14 Survival. The provisions of this Article XXI shall survive the expiration or termination of this Agreement, except that (a) the provisions of Section 21.12 shall only survive for two (2) years after the expiration or termination of this Agreement; and (b) the provisions of Section 21.03 shall not survive the expiration or termination of this Agreement.

21.15 Construction. The Parties acknowledge that this Agreement has been jointly prepared by each Party and shall not be strictly construed against either Party. No presumption will apply in favor of either Party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision hereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

21.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative with effect from the Effective Date.

NEVADA POWER COMPANY

By:
Name: Title:

ORNI 16 LLC by Ormat Nevada Inc., its sole member
By:
Name: Title:

EXHIBIT A

FORM OF BILL OF SALE

AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is entered into as of _____________, 2008 by and between Orni 16 LLC, a Delaware limited liability company (“Seller”), and Nevada Power Company, a Nevada corporation (“Purchaser”). Seller and Purchaser may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Reference is made to the Joint Ownership Agreement (the “Joint Ownership Agreement”) dated as of March 12, 2008, by and between Seller and Purchaser. All capitalized terms herein not otherwise defined shall have the same meaning as set forth in the Joint Ownership Agreement.

B. Seller and Purchaser desire to carry out, in part, the intent and purpose of the Joint Ownership Agreement by Seller’s execution and delivery to Purchaser of this Assignment evidencing the vesting in Purchaser of an undivided fifty percent (50%) ownership interest in Seller’s right, title and interest in the Project and the irrevocable and unconditional assignment to Purchaser of an undivided fifty percent (50%) ownership interest in Seller’s right, title and interest in the Project Agreements.

C. Seller and Purchaser desire to carry out, in part, the intent and purpose of the Joint Ownership Agreement by Purchaser’s execution and delivery to Seller of this Assignment evidencing Purchaser’s irrevocable and unconditional assumption of fifty percent (50%) of Seller’s duties, liabilities and obligations under the Project Agreements as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1. Bill of Sale.

(a) Seller does hereby assign, transfer, convey and deliver to Purchaser an undivided fifty percent (50%) ownership interest in Seller’s right, title and interest in the Project.

(b) Seller does hereby recognize the receipt of that portion of the Purchase Price payable at the Acquisition Closing for the assignment and transfer of an undivided fifty percent (50%) ownership interest in the Project.

Section 2. Assignment and Assumption of Project Agreements. Seller hereby assigns to Purchaser an undivided fifty percent (50%) ownership interest in Seller’s right, title and interest in and to the Project Agreements. Purchaser hereby irrevocably and

Exhibit A - 1

unconditionally assumes and agrees to perform fifty percent (50%) of Seller’s duties, liabilities and obligations arising under the Project Agreements that are owed, coming due, or to be performed after the Acquisition Closing, except to the extent provided in the Joint Ownership Agreement.

Section 3. Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

Section 4. Governing Law. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT REQUIRE THE APPLICATION OF ANOTHER JURISDICTION’S LAWS).

Section 5. Severability. If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected.

Section 6. Construction. Headings are solely for the Parties’ convenience, are not a part of this Assignment, and shall not be used to interpret this Assignment. This Assignment shall not be construed as if it had been prepared by one of the Parties, but rather as if all Parties have prepared it.

Section 7. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 8. Amendment. This Assignment may not be amended or altered except by a written instrument executed by Seller and Purchaser.

Section 9. Further Assurances. Each Party hereby agrees that it will, at any time and from time to time, and without further consideration, take all such further actions, and execute and deliver all such further instruments or documents, as may be reasonably requested by the other Party to effectuate the purposes of this Assignment.

[Signature Page Follows]

Exhibit A - 2

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first set forth above.

Seller:	Orni 16 LLC, a Delaware limited liability company by Ormat Nevada Inc., its sole member
By:
Name: Title:

Purchaser:	NEVADA POWER COMPANY, a Nevada corporation
By:
Name: Title:

Exhibit A - 3

EXHIBIT B

FORM OF DEED

[To be agreed]

Exhibit B - 1

EXHIBIT C

FORM OF ASSIGNMENT AND CONSENT AGREEMENT

This ASSIGNMENT AND CONSENT AGREEMENT (this “Agreement”) is entered into as of _____________, 200_, by and among Nevada Power Company, a Nevada corporation (with its successors and assigns, “Purchaser”), Orni 16 LLC, a Delaware limited liability company (with its successors and assigns, “Seller”), and [_____], a [_____] (with its successors and assigns, “Company”). Purchaser, Seller and Company may be referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller and Company have entered into that certain [_______], dated as of [____] (the “Assigned Agreement”);

WHEREAS, Purchaser and Seller have entered into that certain Joint Ownership Agreement, dated as of March 12, 2008 (the “Joint Ownership Agreement”), pursuant to which Seller has agreed to sell, transfer and convey an undivided fifty percent (50%) ownership interest in its rights, title and interest under the Assigned Agreement to Purchaser, and Purchaser has agreed to irrevocably and unconditionally assume fifty percent (50%) of Seller’s duties, liabilities and obligations arising under the Assigned Agreement that are due, coming due or to be performed on or after the closing of the transactions under the Joint Ownership Agreement (the “Transaction Closing”); and

WHEREAS, Seller requests consent from Company to transfer fifty percent (50%) of Seller’s rights, title, interest and obligations under the Assigned Agreement to Purchaser in accordance herewith.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Consent and Agreement. Company hereby consents to (i) the sale, transfer and assignment of an undivided fifty percent (50%) ownership interest in Seller’s rights, title and interest in the Assigned Agreement to Purchaser, and (ii) the assumption by Purchaser of fifty percent (50%) of Seller’s obligations under the Assigned Agreement that are owed, coming due, or to be performed after the Transaction Closing, except with respect to indemnity obligations under the Assigned Agreement for which Purchaser shall only assume fifty percent (50%) of the liability for events that occur after the Transaction Closing, in each case, effective as of the Transaction Closing.

2. Effective as of the Transaction Closing, Company hereby fully and unconditionally releases Seller and its affiliates from all obligations under the Assigned Agreement that have been assumed by Purchaser under Paragraph 1. Company acknowledges and agrees that the obligations of Purchaser and Seller under the Assigned Agreement are several and not joint.

Exhibit C - 1

3. Representations. Company represents and warrants that: (i) to Company’s knowledge, the Assigned Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights or by equitable principles; (ii) neither Company nor, to Company’s knowledge, Seller is in default of any obligation under the Assigned Agreement and neither has any existing counterclaims, offsets or defenses against the other; (iii) to Company’s knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable Company or Seller to terminate or suspend its obligations under the Assigned Agreement; (iv) to Company’s knowledge, no event or condition exists or has occurred which would give rise to any obligation of Seller to indemnify Company pursuant to the Assigned Agreement; (v) Seller has no payment amount under the Assigned Agreement outstanding or overdue and there are no pending claims for any payment amount related to the Assigned Agreement; (vi) the Assigned Agreement has not been amended or otherwise modified; (vii) Company is a [____] duly formed and validly existing under the laws of the State of [____]; (viii) Company has power and authority to execute and deliver this Agreement, the execution and delivery of which by Company has been duly and validly authorized; and (ix) this Agreement constitutes the legal, valid and binding obligation of Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights or by equitable principles.

4. Miscellaneous.

(i) This Agreement shall be binding upon the Parties and their respective successors and assigns, and may be executed in counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

(ii) In case any provision of this Agreement shall be invalid or unenforceable, the validity or enforceability of the remaining provisions shall not in any way be impaired thereby. In the event of a conflict between this Agreement and the Assigned Agreement, the terms of this Agreement shall control.

(iii) This Agreement shall be construed under and be governed by the laws of the State of Nevada (without giving effect to conflicts of law principles thereof that require the application of another jurisdiction’s laws).

(iv) This Agreement embodies the complete agreement among the Parties with respect to the subject matter hereof and supersedes all other oral or written understandings or agreements.

(v) Company agrees to execute and deliver such instruments and take such further actions from time to time as may be reasonably requested by Seller or Purchaser to effectuate the purposes of this Agreement.

(vi) No change, amendment, modification, cancellation, discharge or waiver of any provision hereof shall be valid unless in writing and signed by all Parties.

[Signature Page Follows]

Exhibit C - 2

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

[COMPANY]
By:
Name:
Title:

ORNI 16 LLC by Ormat Nevada Inc., its sole member
By:
Name:
Title:

NEVADA Power Company
By:
Name:
Title:

Exhibit C - 3

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______] (the “Transfer Date”), is made by and between [______], a [______] (“Assignor”) and [______], a [______] (“Assignee”). Assignor and Assignee are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”. Undefined capitalized terms herein shall have the meanings given to such terms in the JOA (hereinafter defined).

RECITALS

WHEREAS, Assignor and [_______] (the “Non-Transferring Party”) have entered into that certain Joint Ownership Agreement, dated as of March 12, 2008 (the “JOA”); and

WHEREAS, Assignor has agreed to assign certain rights to Assignee in Assignor’s Ownership Interest, and certain rights to Assignee under the JOA and under certain other agreements, and Assignee has agreed to assume certain obligations of Assignor in connection with Assignor’s Ownership Interest, the JOA and certain other agreements, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.

Assignment. Assignor hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Assignee [all of] Assignor’s legal, beneficial and other right, title, benefit, privileges and interest in and to Assignor’s Ownership Interest, the JOA and each Project Agreement to which Assignor is a party, such agreements more specifically listed on Annex 1 (collectively, the “Assigned Documents”).

2.

Assumption. Assignee hereby accepts the Assignment, and irrevocably and unconditionally assumes and agrees to observe, perform, pay and otherwise discharge when due all of Assignor’s obligations in connection with Assignor’s Ownership Interest and under each Assigned Document (other than any of the foregoing that became due or were to be performed prior to the date of this Agreement). As of the Transfer Date, Assignee agrees to be a party to each Assigned Document and be bound by the terms thereof, and acknowledges that the Assignor’s Ownership Interest is subject to the terms of the Assigned Documents.

3.

Terms of the Assigned Documents. Nothing contained herein will itself change, amend, extend or alter (nor should it be deemed or construed as changing, amending, extending or altering) the terms or conditions of any Assigned Document in any manner whatsoever.

Exhibit D - 1

4.	Assignor Representations and Warranties. Assignor represents and warrants solely for the benefit of the Non-Transferring Party, as of the Transfer Date:
(a)

Due Organization. Assignor is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation.

(b)	Power and Authority. Assignor has the full legal right, power and authority to enter into this Agreement and perform its obligations under this Agreement.
(c)	Due Authorization. Assignor has taken all appropriate and necessary corporate action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereunder.
(d)

Consents. Assignor has obtained all consents, approvals, permits and other authorizations in connection with the execution, delivery and performance of this Agreement required to be obtained by it, if any.

(e)

Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Applicable Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

(f)

No Violation. The execution, delivery and performance by Assignor of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of Assignor.

(g)

No Litigation. There is no litigation pending or, to the best of Assignor’s knowledge, threatened to which Assignor or any of its Affiliates is a party that, if adversely determined would result in a Material Adverse Effect or that could reasonable be expected to have a Material Adverse Effect.

5.	Assignee Representations and Warranties. Assignee represents and warrants solely for the benefit of the Non-Transferring Party, as of the Transfer Date:
(a)

Due Organization. Assignee is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and in good standing as a foreign entity in the jurisdiction of its principal place of business (if not formed in that jurisdiction).

(b)

Power and Authority. Assignee has the full legal right, power and authority to enter into this Agreement and each of the Assigned Documents, and perform its obligations under this Agreement and each of the Assigned Documents.

Exhibit D - 2

(c)

Due Authorization. Assignee has taken all appropriate and necessary corporate action to authorize its execution, delivery and performance of this Agreement, each of the Assigned Documents and the transactions contemplated hereunder and thereunder.

(d)

Consents. Assignee has obtained all consents, approvals, permits and other authorizations in connection with the execution, delivery and performance of this Agreement and each of the Assigned Documents required to be obtained by it, if any.

(e)

Binding Obligation. This Agreement and each of the Assigned Documents constitute a legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Applicable Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

(f)

No Violation. The execution, delivery and performance by Assignee of this Agreement and each of the Assigned Documents, the compliance with the terms and provisions hereof and thereof, and the carrying out of the transactions contemplated hereby and thereby, (i) do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of Assignee, and (ii) do not conflict with and will not result in a breach or violation of any of the terms or provisions of any existing Applicable Law to which Assignee is subject or by which it or any of its property is bound, or any material agreement or instrument to which Assignee is a party or by which it or any of its property is bound, or any of the Assigned Documents, or constitute or will constitute a default thereunder or will result in the imposition of any Lien upon any of its property.

(g)

No Litigation. There is no litigation pending or, to the best of Assignee’s knowledge, threatened to which Assignee or any of its Affiliates is a party that, if adversely determined would result in a Material Adverse Effect or that could reasonable be expected to have a Material Adverse Effect.

6.

Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the substantive law of the State of Nevada without reference to any principles of conflicts of laws thereof that require the application of the laws of another jurisdiction.

7.

Further Assurances. Each Party agrees that it will, at any time and from time to time, and without further consideration, take all such further actions, and execute and deliver all such further instruments or documents, as may be reasonably requested by the other Party to effectuate the purposes of this Agreement.

Exhibit D - 3

8.

Successors and Assigns. All of the terms, agreements, covenants and conditions of this Agreement will binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

9.

Third-Party Beneficiaries. None of the promises, rights or obligations contained in this Agreement shall inure to the benefit of any Person that is not a Party, and no action may be commenced or prosecuted against any Party by any third party claiming to be a third-party beneficiary of this Agreement or the transactions contemplated hereby; provided, however, that the Non-Transferring Party shall be a third-party beneficiary of this Agreement for all purposes and may bring any action to enforce the promises, rights and obligations contained herein.

10.

Amendments and Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by each Party.

11.

Entire Agreement. This Agreement and the other documents and instrument referred to herein or therein, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and this Agreement supersedes all other prior agreements and understandings between the Parties with respect to the subject matter hereof.

12.	Headings. The paragraph headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
13.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
14.	Severability. In case any provision of this Agreement shall be invalid or unenforceable, the validity or enforceability of the remaining provisions shall not in any way be impaired thereby.

[Signature Page Follows]

Exhibit D - 4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Transfer Date.

[____________]
By:
Name: Title:

[____________]
By:
Name: Title:

Exhibit D - 5

ANNEX 1

ASSIGNED DOCUMENTS

1.	The Joint Ownership Agreement by and between Nevada Power Company and Orni 16 LLC, dated as of March 12, 2008.
2.	[List Project Agreements to which Assignor is a party]
3.	Any other Project Agreements to which Assignor is a party not specifically listed herein.

Exhibit D - 6

EXHIBIT E

FORM OF BLM ASSIGNMENT

[To be agreed]

Exhibit E - 1

EXHIBIT F

FORM OF NAVY AGREEMENT ASSIGNMENT

[To be agreed]

Exhibit F - 1

EXHIBIT G

MONTHLY REPORT

[To be agreed]

Exhibit G - 1

Schedule 1

Description of the Project and Project Site

A.	Project Name: Carson Lake Geothermal Project
B.	Project Location: T 17 N/18N, R 29E/30E in Churchill County, Nevada.
(Approximately 70 Miles East of Reno Nevada)
C.

Description: The Project will be newly dedicated nominal 30 MW net for sale geothermal power project to be developed and constructed by ORMAT Nevada, Inc., or its affiliates, on a geothermal resource consisting of a BLM geothermal lease block as listed in table 1 below and a portion of the U.S. Naval Air Station at Fallon, as in Figure 1, below.

FIGURE 1 - LOCATION OF CARSON LAKE GEOTHERMAL PROJECT

Schedule 1 - 1

TABLE 1 – FEDERAL (BLM) GEOTHERMAL LEASES

Lease Number	Acreage
NVN 79103	80.00
NVN 79104	2,481.00
NVN 79105	2,357.00
NVN 79106	2,588.75

TOTAL	7,506.75	acres

The geothermal resource will be delineated by the drilling and testing of new geothermal production wells. Additional production and injection wells will then be drilled, to provide sufficient geothermal fluid, at a target temperature of approximately 350o F, to support an ORMAT air cooled, binary technology based, power plant.

The power plant will be matched to the actual resource conditions, including temperature, fluid geo-chemistry, wellhead pressure and geothermal fluid level. Based on the assumed resource conditions, a binary technology power plant, comprised of two (2), or more, air cooled Integrated Two Level Units (ITLUs), each incorporating two 1800 RPM direct coupled turbines and one synchronous generator, will be designed and constructed. (Alternatively, a flash steam-binary combined cycle technology may be employed if warranted.).

Schedule 1 - 2

Schedule 2

Key Governmental Approvals

Permit	Agency
Permits Prior to Construction
UEPA Permit Conditional Use Grading Permit	PUCN Churchill County
Chemical Accident Prevention Program	State of NV
Initial Review
AIR Quality Permit to Construct	Churchill County
Disturbance Permit	NV Division of Forestry, State of NV
Biological Survey
Cultural Survey

Permits for Drilling
Drilling Permit	Nevada Division of Mineral
Drilling AIR Quality Permit	Churchill County
Disturbance Permit	NV Division of Forestry, State of NV
Biological Survey
Cultural Survey

Permits for Construction
Building Permit	Churchill County
Dust Plan	Churchill County
Chemical Accident Prevention Program,	State of NV

Permits for Operation
Hazardous Materials Permit	Churchill County Fire Marshall
Pressure Vessel Permits	State of Nevada
Underground Injection Permit (Modification)	State of Nevada
AIR Quality Permit to Operate	Churchill County
Chemical Accident Prevention Program, Permit to Operate	State of NV
QF Certification	Federal Energy Regulatory Commission
Note: Permits on USNAF are subject to US Navy Approval.

Schedule 2 - 1

Schedule 3

Required Consents and Required Transfer Governmental Approvals

A.	NPC

Required Consents

1.	SPPC

Required Transfer Governmental Approvals

1.	PUCN
2.	FERC
B.	Orni 16

Required Consents

1.        BLM

2.        U.S. Navy

Required Transfer Governmental Approvals

None

Schedule 3 - 1

Schedule 4

Key Project Agreements

1.	Construction Contract
2.	O&M Agreement
3.	Drilling Services Framework Agreement
4.	Interconnection Agreement
5.	The BLM Leases
6.	The Navy Agreement

Schedule 4 - 1

Schedule 5

Disclosure Schedule

None

Schedule 5 - 1